ARRANGEMENT AGREEMENT

JONES SODA CO.

- and -

PINESTAR GOLD INC.

October 18, 2021

TABLE OF CONTENTS

Article 1 INTERPRETATION         1

1.1         Definitions         1

1.2         Currency         15

1.3         Interpretation Not Affected by Headings         15

1.4         Knowledge         16

1.5         Extended Meanings, Etc.         16

1.6         Date of any Action; Computation of Time         16

1.7         Schedules         17

Article 2 THE ARRANGEMENT         17

2.1         The Arrangement         17

2.2         Implementation Steps by the Company         17

2.3         Implementation Steps by the Purchaser         20

2.4         Interim Order         20

2.5         Circular         21

2.6         Court Proceedings         23

2.7         Dissent Rights         24

2.8         List of Securityholders         24

2.9         Securityholder Communications         25

2.10         Payment of Consideration         25

2.11         Withholding Taxes         26

2.12         U.S. Securities Law Matters         26

2.13         Company Warrants         28

Article 3 REPRESENTATIONS AND WARRANTIES         28

3.1         Representations and Warranties of the Company         28

3.2         Representations and Warranties of the Purchaser         54

3.3         Survival of Representations and Warranties         65

Article 4 COVENANTS         65

4.1         Covenants of the Company         65

4.2         Covenants of the Purchaser         72

4.3         Access to Information         74

4.4         Covenants of the Company in respect of the Arrangement         74

4.5         Covenants of the Purchaser in respect of the Arrangement         75

4.6         Concurrent Financing         76

4.7         Mutual Covenants         77

4.8         Covenants Related to Regulatory Approvals         78

4.9         Listing Statement         79

4.10         Consolidation         80

4.11         Resignations         80

4.12         Indemnification and Insurance         80

4.13         Purchaser Board         81

4.14         Control of Business.         81

Article 5 ADDITIONAL AGREEMENTS         81

5.1         Acquisition Proposals         81

5.2         Termination Fee         89

Article 6 TERMINATION         92

6.1         Termination         92

6.2         Void upon Termination         94

6.3         Notice and Cure Provisions         94

Article 7 CONDITIONS PRECEDENT         95

7.1         Mutual Conditions Precedent         95

7.2         Additional Conditions Precedent to the Obligations of the Company         96

7.3         Additional Conditions Precedent to the Obligations of the Purchaser         98

Article 8 GENERAL         100

8.1         Privacy Laws         100

8.2         Notices         100

8.3         Assignment         101

8.4         Benefit of Agreement         102

8.5         Third Party Beneficiaries         102

8.6         Time of Essence         102

8.7         Public Announcements         102

8.8         Governing Law; Attornment         103

8.9         Entire Agreement         103

8.10         Amendment         104

8.11         Waiver and Modifications         104

8.12         Severability         105

8.13         Mutual Interest         105

8.14         Further Assurances         106

8.15         Injunctive Relief         106

8.16         No Personal Liability         106

8.17         Counterparts         106

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of October 18, 2021.

BETWEEN

Jones Soda Co., a corporation existing under the laws of the State of Washington

(the “Purchaser”)

- and -

Pinestar Gold Inc., a corporation existing under the laws of the Province of British Columbia

(the “Company”).

WHEREAS the Purchaser:

●	pursuant to the Arrangement (as defined herein); and

●	as provided in this Agreement,

proposes to acquire all of the outstanding common shares of the Company that the Purchaser does not hold;

AND WHEREAS the Company Board has unanimously determined that the Arrangement is:

●	fair to the Company Shareholders; and

●	is in the best interests of the Company,

and has resolved, subject to the terms of this Agreement, to recommend that the Company Shareholders vote in favour of the Arrangement Resolution.

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is inconsistent therewith:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement of a Party, which agreement will contain terms reasonable in the circumstances for transactions of this nature, that contains:

(a)	confidentiality restrictions that are reasonable in the circumstances for transactions of this nature;

(b)

restrictions on the acquisition of voting or equity securities of such Party or securities convertible into voting or equity securities of such Party that provide that such third party may not acquire any of the issued and outstanding voting or equity securities of such Party for a period of not less than one year from the date of such confidentiality agreement; and

(c)

a standstill or similar provision that restricts such person from announcing an intention to acquire or acquiring any securities or assets of such Party for a period of not less than one year from the date of such confidentiality agreement and the making, or amendment, of an Acquisition Proposal, except that such provision may include an exception solely to the extent necessary to allow a person to make a non-public proposal to the board of directors of such Party;

and does not restrict such Party from complying with its obligations under Article 5.

“Acquisition Agreement” means any letter of intent, memorandum of understanding or other Contract, agreement in principle, acquisition agreement, merger agreement or similar agreement or understanding with respect to any Acquisition Proposal but does not include an Acceptable Confidentiality Agreement;

“Acquisition Proposal” means, at any time after the entering into of this Agreement, whether or not in writing, and whether in a single transaction or in a series of related transactions, any:

(a)	proposal to a Party with respect to:

(i)

any direct or indirect acquisition, take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in any person or group of persons other than the other Party (or any affiliate of the other Party) beneficially owning voting or equity securities of such Party (or securities convertible into or exchangeable or exercisable for voting or equity securities of such Party) representing 20% or more of the voting or equity securities of such Party then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for voting or equity securities of such Party);

(ii)

any plan of arrangement, amalgamation, merger, share exchange, consolidation, reorganization, recapitalization, liquidation, dissolution, winding up, exclusive license, business combination or other similar transaction in respect of such Party or any of its subsidiaries; or

(iii)

any direct or indirect acquisition by any person or group of persons of any assets of such Party and/or any interest in one or more of its subsidiaries (including shares or other equity interest of subsidiaries) that:

(A)	represent 20% or more of the voting, equity or other securities of any such subsidiary (or rights or interests therein or thereto); or

(B)

constitute or hold 20% or more of the fair market value of the assets of such Party and its subsidiaries (taken as a whole), based on the financial statements of such Party most recently filed prior to such time as part of the Company Public Disclosure Record or the Purchaser Public Disclosure Record, as applicable;

or

(iv)

any direct or indirect sale, disposition, lease, license, royalty, alliance or joint venture, long-term supply agreement or other arrangement having a similar economic effect, whether in a single transaction or a series of related transactions;

(b)	inquiry, expression or other indication of interest or offer to, or public announcement of or of an intention to do any of the foregoing;

(c)	modification or proposed modification of any such proposal, inquiry, expression, indication of interest, or announcement; or

(d)

any other transaction or agreement, the consummation of which could reasonably be expected to materially impede, prevent or delay the transactions contemplated by this Agreement or completion of the Arrangement, in each case excluding the Arrangement and the other transactions contemplated by this Agreement;

“affiliate” and “associate” have the meanings respectively ascribed thereto under the Securities Act;

“Agreement” means this Agreement (including the Schedules attached hereto) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof;

“Annual Financial Statements” means the audited financial statements of the Company as at, and for the years ended March 31, 2021, 2020 and 2019, including, in each case, the notes thereto;

“Arrangement” means an arrangement under the provisions of Section 288 of the BCBCA, on the terms and conditions set forth in the Plan of Arrangement as amended or varied from time to time in accordance with the terms of this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order, with the prior written consent of the Company, and the Purchaser, each acting reasonably;

“Arrangement Filings” means the records and information provided to the Registrar under Subsection 292(a) of the BCBCA, together with a copy of the entered Final Order, if any are required to give effect to the Arrangement pursuant to the BCBCA;

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered and, if thought fit, passed by the Company Shareholders, such resolution to be considered at the Company Meeting and to be substantially in the form and content of Schedule B hereto;

“Accessing Party” has the meaning ascribed thereto in Section 4.3;

“BCBCA” means the Business Corporations Act (British Columbia) including all regulations made thereunder, as promulgated or amended from time to time;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Vancouver, British Columbia, or Seattle, Washington are authorized or required by applicable Law to be closed;

“Change of Recommendation” has the meaning ascribed thereto in Section 6.1(c)(i);

“Circular” means the notice of meeting and accompanying information circular and proxy circular (including all schedules, appendices and exhibits thereto) to be sent to applicable Company Shareholders in connection with the Company Meeting, including any amendments or supplements thereto in accordance with the terms of this Agreement;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Collective Agreement” means any collective agreement, letters of understanding or letters of intent with any trade union or association that may qualify as a trade union that would cover employee of the Company or its subsidiaries;

“commercially reasonable efforts” with respect to any Party means the cooperation of such Party and the use by such Party of its reasonable efforts consistent with reasonable commercial practice without payment or incurrence of any material liability, expense or obligation;

“Company” has the meaning specified in the preamble;

“Company Board” means the board of directors of the Company;

“Company Board Fairness Opinion” means the opinion of the Company Board Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to the Company Shareholders other than the Purchaser and its affiliates;

“Company Board Financial Advisor” means Amuka Capital Corp.;

“Company Diligence Information” means, collectively, the documents provided by, or on behalf of, the Purchaser as set out in Section 1.1 of the Company Disclosure Letter for the purposes of the Purchaser’s due diligence in connection with the Arrangement;

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Company and delivered to and accepted by the Purchaser prior to the execution of this Agreement;

“Company Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have a material and adverse effect on the business, operations, results of operations, capitalization, assets, liabilities (contingent or otherwise), obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, but shall not include any result, fact, change, proposed change, effect, event, circumstance, occurrence or development resulting from:

(a)	any change in general political, economic or financial or capital market conditions in Canada;

(b)	any change in Laws;

(c)	any change affecting securities markets in general;

(d)	any change relating to currency exchange, interest rates or rates of inflation;

(e)	any change in IFRS;

(f)

any change or development in global, national or regional political conditions (including any act of terrorism, any outbreak of hostilities or war, or any global pandemics, including COVID 19, or any escalation or worsening thereof) or any natural disaster;

(g)	anything that has been disclosed in the Company Public Disclosure Record;

(h)	a change as a result of the announcement of the execution of this Agreement or of the transactions contemplated hereby (including changes in the market price of the Company’s securities); or

(i)	any securityholder class action, or other litigation arising from allegations of a breach of fiduciary duty with respect to this Agreement,

provided, however, the exclusion resulting from operation of each of clauses (a) through (e) above shall not apply to the extent that any of the changes, developments, conditions or occurrences referred to therein disproportionately adversely affect the Company and its subsidiaries taken as a whole in comparison to other comparable persons who operate in the industry in which the Company operates; and provided further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Company Material Adverse Effect has occurred;

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

“Company Options” means, at any time, options to acquire Company Shares granted pursuant to the Company Stock Option Plan, which are, at such time, outstanding and unexercised, whether or not vested;

“Company Properties” means all leased and/or owned real properties of the Company, including all mineral properties, mineral claims, mining claims, exploration licenses, exploitation licenses, prospecting permits, mining leases and mining rights, owned, leased, licensed, or held under option or which the Company or any of its direct or indirect subsidiaries has an interest in (including through any joint venture);

“Company Public Disclosure Record” means all documents filed or furnished under applicable Securities Laws by or on behalf of the Company on SEDAR between January 1, 2019 and the date hereof;

“Company Senior Management” means the Company’s Chief Executive Officer and Chief Financial Officer;

“Company Shareholder” means a holder of one or more Company Shares;

“Company Shares” means the common shares without par value in the capital of the Company;

“Company Stock Option Plan” means the stock option plan of the Company dated February 3, 2021;

“Company Sub Receipt Warrants” means those warrants of the Company to be granted upon exchange of the Subscription Receipts, each warrant to be exercisable for one Consolidated Company Share at a price of $0.625 per share for a period of 24 months from the date of issuance;

“Company Termination Fee” has the meaning ascribed thereto in Section 5.2(b);

“Company Warrants” means the 16,800,000 warrants of the Company exercisable for 16,800,000 Pre-Consolidated Company Shares at an exercise price of $0.006 per share until March 31, 2024;

“Concurrent Financing” means a non-brokered private placement of Subscription Receipts at a price of $0.50 per Subscription Receipt, or any other debt or equity financing of the Purchaser or the Company as to be mutually determined by the Company and the Purchaser, acting reasonably, for aggregate minimum gross proceeds of $8,000,000;

“Consideration” means one Purchaser Share for each Consolidated Company Share, to be paid or delivered pursuant to the Plan of Arrangement;

“Consolidated Company Shares” means the Company Shares following giving effect to the Consolidation;

“Consolidation” means a consolidation of the Company Shares whereby 10.031 Pre-Consolidated Company Shares are consolidated for one (1) Consolidated Company Share resulting in 4,000,000 Consolidated Company Shares issued and outstanding following such consolidation, subject to rounding;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership, note, instrument, or other right or obligation (whether written or oral) to which a Party, or any of its subsidiaries, is a party or by which a Party, or any of its subsidiaries, is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Supreme Court of British Columbia, or other court as applicable;

“Depositary” means any trust company, bank or other financial institution agreed to in writing by each of the Parties for the purpose of, among other things, exchanging certificates representing Company Shares for the Consideration in connection with the Arrangement;

“Directors” means Michael Lerner, Harvey McKenzie, and Balu Gopalakrishnan;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“EDGAR” means the United States Securities and Exchange Commission Electronic Data Gathering, Analysis and Retrieval system;

“Effective Date” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Effective Time” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Employee Plans” means each and every retirement, pension, supplemental pension, savings, retirement savings, bonus, profit sharing, deferred compensation, severance or termination pay (including any redundancy policy), change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive, compensation, stock purchase, stock option, phantom stock, share appreciation rights, fringe benefit or other employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, bargained or unbargained, insured or self-insured that is maintained or otherwise funded or contributed to, or required to be funded or contributed to, by or on behalf of the Company or its subsidiaries, or under which the Company or its subsidiaries pays premiums or benefits, for the benefit of its employees or any of them or the beneficiary of any of them or for the benefit of any consultant or other independent contractor who currently provides or formerly provided services to them or the beneficiary of any such consultant or other independent contractor, provided that an Employee Plan shall not include any statutory benefit plans which the Company or any of its subsidiaries is required to participate in or comply with, including the Canada Pension Plan, the Quebec Pension Plan. and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

“Environment” means the natural environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, including human health and safety, and any other environmental medium or natural resource);

“Environmental Authorizations” means certificates of authorization, authorizations, Permits, consents, agreements (including any sewer surcharge agreement), instructions, directions or registrations issued, granted, conferred or required by a Government Authority with respect to any Environmental Laws.

“Environmental Laws” means Laws relating to reclamation or restoration of property; abatement of pollution; protection of the Environment; protection of wildlife, including endangered species; ensuring public health and safety from environmental hazards; protection of cultural or historic resources; management, treatment, storage, disposal or control of, or exposure to, Hazardous Substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances, to air, surface water and groundwater; and all other Laws relating to manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

“Final Order” means the order of the Court approving the Arrangement under Section 291 of the BCBCA, in form and substance acceptable to the Company, and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of each of the Company, and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment, modification, supplement or variation is acceptable to each of the Company, and the Purchaser, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

“Company Fundamental Representations” means the representations and warranties of the Company in Sections 3.1(a)(i), 3.1(c), 3.1(d), 3.1(e), 3.1(f), and 3.1(ff);

“Governmental Authority” means any multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, minister, agency, commission, commissioner, bureau, board or authority of any government, governmental body, quasi-governmental or private body (including the CSE, OTC, TSX Venture Exchange, or any other stock exchange) exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing;

“Hazardous Substances” means any element, waste or other substance, including an odour, a sound or a vibration, whether natural or artificial and whether consisting of gas, liquid, solid or vapour that is prohibited, listed, defined, designated or classified as hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any applicable Laws pertaining to health and safety or Environmental Laws, including petroleum and all derivatives thereof or synthetic substitutes therefor, hydrogen sulphide, arsenic, cadmium, lead, mercury, equipment and material containing polychlorinated biphenyls, mould, asbestos, asbestos-containing material, urea-formaldehyde and urea-formaldehyde-containing material;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Indemnified Party” and “Indemnified Parties” have the meanings ascribed thereto in Section 4.12(a);

“Interim Order” means the interim order of the Court to be issued following the application therefor submitted to the Court as contemplated by Section 2.2(d), in form and substance acceptable to the Company, and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of each of the Company, and the Purchaser, each acting reasonably;

“Laws” means all laws, statutes, codes, ordinances (including zoning), decrees, rules, regulations, by-laws, statutory rules, published policies and guidelines, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, royalty, levy, right to possession or any other encumbrance, easement, license, right of first refusal, covenant, voting trust or agreement, transfer restriction under any shareholder or similar agreement, right or restriction of any kind or nature whatsoever, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Listing Statement” means the listing statement of the Purchaser to be prepared in accordance with requirements of the CSE and filed with the CSE in connection with the CSE Approval;

“Litigation” has the meaning ascribed thereto in Section 4.1(k);

“Material Contract” has the meaning ascribed thereto in Section 3.1(u);

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions;

“misrepresentation” has the meaning attributed to such term under the Securities Act;

“Money Laundering Laws” has the meaning ascribed thereto in Section 3.1(n)(vi);

“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects;

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings;

“OTC” means the OTC Markets Group;

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person and, in any case, is not unreasonable or unusual in the circumstances when considered in the context of the provisions of this Agreement;

“Outside Date” means February 14, 2022, or such later date as may be agreed to in writing by the Parties;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification (including land use and zoning), registration or other authorization (including an Environmental Authorization) of or from any Governmental Authority;

“person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content set out in Schedule A hereto, as amended, modified or supplemented from time to time:

(a)	in accordance with either:

(i)	this Agreement; or

(ii)	Section 6.1 of the Plan of Arrangement,

with the consent of the Company, the Purchaser, each acting reasonably; or

(b)	at the direction of the Court in the Final Order,;

“Pre-Consolidated Company Shares” means the Company Shares prior to giving effect to the Consolidation;

“Proceedings” has the meaning ascribed thereto in Section 3.1(p);

“Providing Party” has the meaning ascribed thereto in Section 4.3;

“Purchaser” has the meaning specified in the preamble;

“Purchaser Annual Financial Statements” has the meaning ascribed thereto in Section 3.2(h)(i);

“Purchaser Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Purchaser and delivered to and accepted by the Company prior to the execution of this Agreement;

“Purchaser Fundamental Representations” means the representations and warranties of the Purchaser in Sections 3.2(a)(i), 3.2(b), 3.2(c), 3.2(d), and 3.2(f).

“Purchaser Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or taken together with all other results, facts, changes, effects, events, conditions, circumstances, occurrences or developments, has or would reasonably be expected to have a material and adverse effect on the business, operations, results of operations, capitalization, assets, liabilities (contingent or otherwise), obligations (whether absolute, accrued, conditional or otherwise), condition (financial or otherwise) of the Purchaser, as applicable, and their subsidiaries, taken as a whole, but shall not include any result, fact, change, proposed change, effect, event, circumstance, occurrence or development resulting from:

(a)	any change in general political, economic or financial or capital market conditions in Canada, or the United States;

(b)	any change in Laws;

(c)

any change or development in global, national or regional political conditions (including any act of terrorism, any outbreak of hostilities or war, or any global pandemics, including COVID 19, or any escalation or worsening thereof) or any natural disaster;

(d)	any change affecting the industry in which the Purchaser operates

(e)	any change affecting securities markets in general;

(f)	any change relating to currency exchange, interest rates or rates of inflation;

(g)	any change in U.S. GAAP;

(h)	any failure by the Purchaser or any of its subsidiaries to meet any public estimates or expectations regarding its revenues, earnings or other financial performance or results of operations;

(i)	anything that has been disclosed in the Purchaser Public Disclosure Record;

(j)	any securityholder class action, or other litigation arising from allegations of a breach of fiduciary duty with respect to this Agreement; or

(k)

a change as a result of the announcement of the execution of this Agreement or of the transactions contemplated hereby (including changes in the market price of the Purchaser’s securities, as applicable), provided, however, the exclusion resulting from operation of each of clauses (a) through (g) above shall not apply to the extent that any of the changes, developments, conditions or occurrences referred to therein disproportionately adversely affect the Purchaser, and its subsidiaries taken as a whole in comparison to other comparable persons who operate in the industry the Purchaser operates; and provided further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Purchaser Material Adverse Effect has occurred;

“Purchaser Public Disclosure Record” means all documents filed or furnished under applicable Securities Laws by or on behalf of the Purchaser on EDGAR between January 1, 2019 and the date hereof;

“Purchaser Senior Management” means the Purchaser’s Chief Executive Officer; Chief Operating Officer; and Controller;

“Purchaser Shares” means the shares of common stock in the capital of the Purchaser;

“Purchaser Termination Fee” has the meaning ascribed thereto in Section 5.2(d);

“Registrar” means the person appointed as the Registrar of Companies under section 400 of the BCBCA;

“Regulatory Approvals” means sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities and relating to the Arrangement;

“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment;

“Remedial Action” shall mean any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean-up, remediation, closure, site restoration, remedial response or remedial work, in each case in relation to environmental matters;

“Representatives” means, collectively, with respect to a Party, that Party’s officers, directors, employees, consultants, advisors, agents or other representatives (including lawyers, accountants, investment bankers and financial advisors) and includes, in the case of the Company, the Company Board Financial Advisor;

“Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder;

“Securities Laws” means:

(a)	the Securities Act and all other applicable Canadian provincial and territorial securities Laws;

(b)	the U.S. Securities Act, the U.S. Exchange Act and all other U.S. federal and state securities Laws; and

(c)	the rules and regulations of the CSE, or any applicable securities exchange, as applicable;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis Retrieval;

“Subscription Receipts” means subscription receipts to be issued by the Company pursuant to the Concurrent Financing, if applicable, each of which will be automatically exchangeable to acquire one Consolidated Company Share and one Company Sub Receipt Warrant upon the satisfaction of certain escrow conditions related to the Arrangement, prior to the Effective Time, on such terms, as to be mutually determined by the Company and the Purchaser, acting reasonably;

“subsidiary” means, with respect to a specified entity, any:

(a)

corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are owned by such specified entity and the votes attached to those voting securities are sufficient, if exercised, to elect a majority of the directors of such corporation;

(b)

partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)	a subsidiary (as defined in clauses (a) and (b) above) of any subsidiary (as so defined) of such specified entity;

“Superior Proposal” means an unsolicited Acquisition Proposal made in writing on or after the date of this Agreement to a Party by a person or persons acting jointly (other than the other Party and its affiliates) that:

(a)	complies with Securities Laws and did not result from, or arise in connection with:

(i)	a breach of Article 5; or

(ii)	any agreement between the person making such Acquisition Proposal and such Party other than an Acceptable Confidentiality Agreement;

(b)

the board of directors of such Party has determined, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the shareholders of such Party from a financial point of view than the Arrangement (taking into account any amendment proposed to be made to this Agreement by the other Party in accordance with the terms of Article 5) and the failure to recommend such Acquisition Proposal to the shareholders of such Party would be inconsistent with its fiduciary duties under applicable Law;

(c)

if it relates to the acquisition of not less than all of the outstanding voting or equity securities of such Party, then the consideration for the voting or equity securities of such Party is made available to all shareholders of such Party on the same terms and conditions;

(d)	is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required funds to complete such Acquisition Proposal will be available;

(e)	is not subject to any due diligence and/or access condition; and

(f)

the board of directors of such Party has determined, in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal;

“Superior Proposal Notice Period” has the meaning ascribed thereto in Section 5.1(g)(v);

“Support Agreements” means the voting and support agreements, dated effective on or before the date hereof among the Purchaser and the Support Shareholders, which agreements provide that such director and/or officer shall, among other things:

(a)	vote all Company Shares of which they are the registered or beneficial holder or over which they have control or direction, in favour of the Arrangement; and

(b)	not dispose of their Company Shares;

“Support Shareholders” means Jason I. Goldman Professional Corporation, and L5 Capital Inc.;

“Surrendered Company Warrants” means that number of Company Warrants that will be exercisable into 700,000 Purchaser Shares, following the adjustment of such Company Warrants upon completion of the Consolidation and the completion of the Arrangement, which, for greater certainty, may be held by one or more holders;

“Surviving Corporation” means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of the Company with or into one or more other entities (pursuant to a statutory procedure or otherwise);

“Tax” or “Taxes” means any and all taxes, duties, imposts, levies, premiums, assessments, tariffs, or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, income taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, employment or unemployment insurance premiums, Canada Pension Plan and any other Governmental Authority pension plan premiums, withholding taxes, sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, licence taxes, occupation taxes, real and personal property taxes, stamp taxes, anti-dumping taxes, countervailing taxes, environment taxes, and transfer taxes, together with any interest, penalties, and additions payable in respect thereof, whether disputed or not;

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended;

“Termination Fee” means either the Company Termination Fee or the Purchaser Termination Fee, as the context dictates;

“Termination Fee Event” has the meaning ascribed thereto in Section 5.2(a);

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and

“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

1.2	Currency

Except where otherwise specified, all references to currency herein are to lawful money of Canada and “$” refers to Canadian dollars.

1.3	Interpretation Not Affected by Headings

(a)

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(b)

The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, Section or other portion hereof.

(c)

Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, Section or Schedule by number or letter or both are to that Article, Section or Schedule in or to this Agreement.

1.4	Knowledge

Any reference in this Agreement to the “knowledge” of the:

(a)	Company, means to the actual knowledge and information of the Company Senior Management and Directors, after making due inquiry regarding the relevant matter; and

(b)	Purchaser, means to the actual knowledge and information of the Purchaser Senior Management, after making due inquiry regarding the relevant matter.

1.5	Extended Meanings, Etc.

(a)	Unless the context otherwise requires, words importing the singular number only include the plural and vice versa; words importing any gender include all genders.

(b)

The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”.

(c)

All accounting terms in respect of the Company are to be interpreted in accordance with IFRS and all accounting terms in respect of the Purchaser are to be interpreted in accordance with U.S. GAAP. All determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with IFRS and all determinations of an accounting nature in respect of the Purchaser required to be made shall be made in a manner consistent with U.S. GAAP.

(d)

Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated or otherwise.

1.6	Date of any Action; Computation of Time

(a)

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

(b)	A period of time is to be computed as beginning on the day following the event that began the period and ending, if the last day of the period is:

(i)	a Business Day, then at 4:30 p.m. (Vancouver time) on the last day of the period; and

(ii)	is not a Business Day, then at 4:30 p.m. (Vancouver time) on the next Business Day.

1.7	Schedules

The following are the Schedules to this Agreement:

Schedule A - Form of Plan of Arrangement

Schedule B - Arrangement Resolution

ARTICLE 2
THE ARRANGEMENT

2.1	The Arrangement

(a)	The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

(b)	The Arrangement Filings, if required, shall implement the Plan of Arrangement

(c)	From and after the Effective Time, the steps to be carried out pursuant to the Arrangement shall become effective in accordance with the Plan of Arrangement.

(d)	The closing of the transactions contemplated hereby and by the Plan of Arrangement will take place at the offices in Vancouver, BC of Fasken Martineau DuMoulin LLP.

(e)	The Effective Date shall occur:

(i)

on the date that is three Business Days following satisfaction or waiver (subject to applicable Laws) of the last of the conditions set forth in Article 7 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date); or

(ii)	at such other time or such other place as may be agreed to by the Parties; and

and the Company and/or the Purchaser, as applicable, shall file with the Registrar the Arrangement Filings, if any, required to be filed prior to the Effective Date with the Registrar provided, however, that the Arrangement Filings shall not be sent to the Registrar, for endorsement and filing by the Registrar, except as contemplated hereby or with the Purchaser’s prior written consent.

2.2	Implementation Steps by the Company

The Company covenants in favour of the Purchaser that, subject to the terms of this Agreement, the Company will promptly:

(a)	subject to compliance with applicable Securities Laws:

(i)	immediately after the execution of this Agreement; or

(ii)	such later time prior to the next opening of markets in Toronto as is agreed to by the Company and the Purchaser,

issue a news release announcing the entering into of this Agreement and the support of the Company Board for the Arrangement, which news release shall be satisfactory in form and substance to each of the Company, and the Purchaser, each acting reasonably;

(b)	file such news release and a corresponding material change report in prescribed form in accordance with applicable Securities Laws;

(c)

as soon as reasonably practicable after the execution of this Agreement and, in any event, within thirty (30) days of the date of this Agreement, make application for a hearing before the Court pursuant to Section 291 of the BCBCA, seeking the Interim Order, in a manner and form acceptable to the Purchaser, acting reasonably;

(d)	proceed with such application and diligently pursue obtaining the Interim Order;

(e)

lawfully convene and hold the Company Meeting in accordance with the Interim Order, the Company’s notice of articles and articles and applicable Laws, as soon as reasonably practicable after the Interim Order is issued, and in any event, not later than forty-five (45) days after the Interim Order is issued, for the purpose of having the Company Shareholders consider the Arrangement Resolution;

(f)

not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) such Company Meeting without the prior written consent of the Purchaser; provided, however, if the Company Meeting is scheduled to occur during a Superior Proposal Notice Period, then the Company may, and upon the request of the Purchaser shall, adjourn or postpone the Company Meeting to:

(i)	a date specified by the Purchaser that is not later than three Business Days after the date on which the Company Meeting was originally scheduled to be held; or

(ii)	if the Purchaser does not specify such date, then the fifth Business Day after the date on which the Company Meeting was originally scheduled to be held;

(g)	solicit, from the Company Shareholders, proxies:

(i)	in favour of the approval of the Arrangement Resolution; and

(ii)

against any resolution submitted by any person that is inconsistent with, or which seeks to hinder or delay the Arrangement Resolution or the completion of the transactions contemplated by this Agreement;

(h)	recommend to all Company Shareholders that they vote in favour of the Arrangement Resolution;

(i)	take all other actions that are reasonably necessary or desirable to obtain the approval of the Arrangement by the Company Shareholders;

(j)

provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any dealer or proxy solicitation agents, as reasonably requested from time to time by the Purchaser;

(k)	consult with the Purchaser in fixing the date of the Company Meeting;

(l)	give notice to the Purchaser of the Company Meeting;

(m)	advise the Purchaser:

(i)	as reasonably requested; and

(ii)	on a daily basis commencing 10 Business Days prior to the Company Meeting,

as to the aggregate tally of the proxies, and votes received in respect of the Company Meeting and all matters to be considered at the Company Meeting;

(n)	promptly provide the Purchaser with any notice relating to the Company Meeting;

(o)	allow Representatives of the Purchaser to attend the Company Meeting;

(p)

not change the record date for the Company Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law or the Company’s articles;

(q)

subject to obtaining such approvals as are required by the Interim Order, as soon as reasonably practicable after the Company Meeting and, in any event, not later than two Business Days thereafter, make application to the Court pursuant to Section 291 of the BCBCA for the Final Order;

(r)	proceed with such application and diligently pursue obtaining the Final Order;

(s)

if at any time after the issuance of the Final Order and on or before the Effective Date, the Company is required by the terms of the Final Order or by Law to return to the Court with respect to the Final Order, then do so after prior notice to, and in consultation and cooperation with, the Purchaser; and

(t)	carry out the terms of the Plan of Arrangement applicable to it prior to the Outside Date.

2.3	Implementation Steps by the Purchaser

Subject to the terms of this Agreement, the Purchaser will:

(a)	cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order;

(b)

subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 7 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities necessary to give effect to the Arrangement; and

(c)	carry out the terms of the Plan of Arrangement applicable to it prior to the Outside Date.

2.4	Interim Order

The application referred to in Section 2.2(c) shall, unless the Company, the Purchaser agree otherwise, include a request that the Interim Order provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and the manner in which such notice is to be provided;

(b)

for a record date, for the purposes of determining the Company Shareholders entitled to receive notice of and vote at the Company Meeting, of not later than the date of the issue of the Initial Order, which date shall be fixed and published by the Company in consultation with the Purchaser;

(c)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval by the Court;

(d)

that, except as required by Law, the record date, for the Company Shareholders entitled to receive notice of and to vote at the Company Meeting, will not change in respect of or as a consequence of any adjournment or postponement of the Company Meeting;

(e)

that the requisite approvals of the Arrangement Resolution will be at least 66⅔% of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or by proxy at the Company Meeting;

(f)

that in all other respects, the terms, conditions and restrictions of the Company’s constating documents, including quorum requirements with respect to meetings of Company Shareholders and other matters, shall apply with respect to the Company Meeting;

(g)	for the grant of Dissent Rights to the Company Shareholders who are registered holders of Company Shares, as contemplated in the Plan of Arrangement;

(h)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(i)

that the Parties intend to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act, subject to and conditioned on the Court’s determination that the Arrangement is substantively and procedurally fair to the Company Shareholders, and, subject to the consent of the Company (such consent not to be unreasonably withheld or delayed), the Company shall also request that the Interim Order provide for such other matters as the Purchaser may reasonably require.

2.5	Circular

(a)	Subject to the Purchaser complying with Section 2.5(g), the Company will, in consultation with the Purchaser:

(i)

as soon as reasonably practicable after the execution of this Agreement, promptly prepare the Circular together with any other documents required by the BCBCA or any other applicable Laws in connection with the approval of the Arrangement Resolution by the Company Shareholders at the Company Meeting; and

(ii)

as soon as reasonably practicable after the issuance of the Interim Order, cause the Circular to be sent to the Company Shareholders in compliance with the abridged timing requirements contemplated by National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer and filed as required by the Interim Order and applicable Laws.

(b)

The Company shall ensure that the Circular complies in all material respects with applicable Laws, and, without limiting the generality of the foregoing, that the Circular (including with respect to any information incorporated therein by reference):

(i)	will not contain any misrepresentation (other than in each case with respect to any information furnished in writing by the Purchaser); and

(ii)	provides the Company Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting.

(c)	The Company, and the Purchaser will cooperate in the preparation, filing and mailing of the Circular.

(d)	Prior to filing the Circular with applicable Governmental Authorities and printing and mailing the Circular to the Company Shareholders, the Company will:

(i)	provide the Purchaser and legal counsel to the Purchaser with a reasonable opportunity to review and comment on drafts of the Circular and other documents related thereto; and

(ii)	give reasonable consideration to such comments.

(e)	All information relating solely to the Purchaser included in the Circular shall:

(i)	be provided by the Purchaser in accordance with Section 2.5(g); and

(ii)	be in form and content satisfactory to the Purchaser.

(f)	The Circular will include:

(i)	a copy of the Company Board Fairness Opinion;

(ii)	a statement that the Company Board has unanimously determined, that the Arrangement is:

(A)	fair to the Company Shareholders; and

(B)	in the best interests of the Company;

(iii)	the unanimous recommendation of the Company Board that the Company Shareholders vote in favour of the Arrangement Resolution;

(iv)	the rationale for that recommendation; and

(v)	a statement that each Support Shareholder intends to vote all Company Shares held by him or her in favour of the Arrangement Resolution.

(g)

The Purchaser will, in a timely manner, furnish the Company with all such information regarding the Purchaser as may reasonably be required to be included in the Circular pursuant to applicable Laws and any other documents related thereto.

(h)

The Company and the Purchaser will each promptly notify the other if, at any time before the Effective Date, it becomes aware (in the case of the Company, only with respect to the Company and in the case of the Purchaser only with respect to the Purchaser) that the Circular or any other document referred to in Section 2.5(g):

(i)	contains any misrepresentation; or

(ii)	otherwise requires any amendment or supplement,

and promptly deliver written notice to the other Party setting out full particulars thereof.

(i)	The Company and the Purchaser will cooperate with each other in the preparation, filing and dissemination of any:

(i)	required supplement or amendment to the Circular or such other document, as the case may be; and

(ii)	related news release or other document necessary or desirable in connection therewith.

(j)	The Company shall keep the Purchaser fully informed, in a timely manner, of any requests or comments made by the Canadian regulatory authorities in connection with the Circular.

2.6	Court Proceedings

(a)

The Company will provide the Purchaser and its counsel with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials and will give reasonable consideration to such comments.

(b)	The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement.

(c)

Subject to applicable Law, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.6 or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein shall require the Purchaser to agree or consent to any increase or change in the consideration payable under the terms of the Plan of Arrangement or any modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement.

(d)

The Company will not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company or its legal counsel is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement.

(e)	The Company will provide the Purchaser, on a timely basis, with:

(i)	copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of:

(A)	the application for the Interim Order or the Final Order; or

(B)	any appeal therefrom;

and

(ii)	any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to:

(A)	oppose the granting of the Interim Order or the Final Order; or

(B)	appeal the Interim Order or the Final Order.

2.7	Dissent Rights

(a)	The Company will give the Purchaser prompt notice of receipt of any:

(i)	written notice of any dissent or purported exercise by any Company Shareholder of Dissent Rights;

(ii)	withdrawal of such a notice; and

(iii)	other instruments served pursuant to Dissent Rights and received by the Company.

(b)	The Company shall not:

(i)	make any payment or settlement offer;

(ii)	agree to any such settlement; or

(iii)	conduct any negotiations,

prior to the Effective Time with respect to any such dissent, notice or instrument, unless the Purchaser, acting reasonably, shall have given its written consent.

2.8	List of Securityholders

(a)	Upon the reasonable request from time to time of the Purchaser, the Company will promptly provide the Purchaser with lists (in electronic form) of the:

(i)	Registered:

(A)	Company Shareholders; and

(B)	holders of the Company Warrants,

together with their addresses and their respective holdings of Company Shares, and Company Warrants, as applicable;

(ii)	names and addresses and respective holdings of all persons having rights (other than Company Warrants) issued or granted by the Company to acquire or otherwise related to Company Shares; and

(iii)

names of non-objecting beneficial owners of Company Shares and participants in bookbased nominee registers (such as CDS & Co., Cede & Co. and the Depositary Trust Company), together with their respective addresses and holdings of Company Shares.

(b)	The Company will from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including:

(i)	updated or additional lists of Company Shareholders;

(ii)	information regarding beneficial ownership of Company Shares; and

(iii)	other assistance as the Purchaser may reasonably request.

2.9	Securityholder Communications

(a)	The Company and the Purchaser agree to cooperate in the preparation of any presentations regarding the Arrangement, including to any:

(i)	Company Shareholders;

(ii)	other securityholders of the Company; or

(iii)	the analyst community,

provided, however, that the foregoing shall be subject to the Company’s overriding obligation to make any disclosure or filing required by applicable Laws or stock exchange rules.

2.10	Payment of Consideration

The Purchaser will, following receipt by the Company of the Final Order and Regulatory Approvals, ensure that on the Effective Date the Depositary has been provided with sufficient Purchaser Shares in escrow to satisfy the aggregate Consideration payable to Company Shareholders pursuant to the Plan of Arrangement (such Consideration not to include payments to Company Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection or any Consideration payable to Company Shareholders with respect to Company Shares issued upon exchange of the Subscription Receipts, if applicable, provided such Consideration is otherwise issued to such Company Shareholder with respect to such Company Shares on the Effective Date).

2.11	Withholding Taxes

(a)

The Company, the Purchaser, and the Depositary, as the case may be, will be entitled to deduct and withhold from any consideration otherwise payable to any securityholder of the Company (including any Company Shareholder) under the Plan of Arrangement (including any payment to Company Shareholders exercising Dissent Rights) such amounts as the Company, the Purchaser, or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the Code and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign Tax Law as counsel may advise is required to be so deducted and withheld by the Company, the Purchaser, or the Depositary, as the case may be.

(b)	For the purposes of such deduction and withholding:

(i)

all withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder; and

(ii)

such deducted or withheld amounts shall be remitted to the appropriate Governmental Authority in the time and manner required by the applicable Law by or on behalf of the Company, the Purchaser, or the Depositary, as the case may be.

2.12	U.S. Securities Law Matters

(a)	The Parties agree that the Arrangement will be carried out with the intention that all the Consideration issued on completion of the Arrangement will be issued by the Purchaser in reliance on:

(i)	the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof; and

(ii)	pursuant to exemptions from applicable state securities laws.

(b)

In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate the Purchaser’s compliance with other United States Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(i)	the Arrangement will be subject to the approval of the Court;

(ii)

prior to the hearing required to issue the Interim Order, the Court will be advised of the intention of the Parties to rely on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof;

(iii)

prior to the issuance of the Interim Order, the Company will file with the Court a copy of the proposed text of the Circular together with any other documents required by Law in connection with the Company Meeting;

(iv)	the Court will be required to satisfy itself as to the substantive and procedural fairness of the Arrangement to the Company Shareholders;

(v)	the Company will ensure that each Company Shareholder will be given adequate notice:

(A)	advising them of their right to attend the hearing of the Court to consider approval of the Arrangement; and

(B)	providing them with sufficient information necessary for them to exercise such right;

(vi)	the Company Shareholders entitled to receive Consideration will be advised that the Consideration issued pursuant to the Arrangement:

(A)	has not been registered under the U.S. Securities Act; and

(B)	will be issued by the Purchaser in reliance on the exemption from registration provided under Section 3(a)(10) of the U.S. Securities Act;

(vii)	the Final Order will expressly state that the Arrangement is approved by the Court as being substantially and procedurally fair to the Company Shareholders;

(viii)

the Interim Order will specify that each Company Shareholder, so long as they enter an appearance within a reasonable time, will have the right to appear before the Court at the hearing of the Court to consider approval of the Arrangement; and

(ix)	the Final Order shall include a statement to substantially the following effect:

“This Order will serve as the basis for the exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the distribution of securities of the Purchaser pursuant to the Plan of Arrangement.”

2.13	Company Warrants

(a)

The Purchaser agrees that for the period from the Effective Date until expiry of the Company Warrants (in accordance with their respective terms), the Purchaser will assume all of the covenants and obligations of the Company under the Company Warrants and in accordance with the terms and conditions of the respective warrant certificates, do all things necessary to provide for the application of the provisions set forth in such warrant certificates with respect to the rights and interests of the holders thereof, such that upon exercise a Company Warrant will entitle the holder thereof to receive the Consideration which the holder thereof would have been entitled to had they exercised their Company Warrants immediately prior to the Effective Time, and will otherwise be valid and binding obligations of the Purchaser entitling the holders thereof, as against the Purchaser, to all the rights of such holders as set out in their respective warrant certificates.

(b)	Section 2.13(a) shall survive the execution and delivery of this Agreement and the completion of the Arrangement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company

Except as disclosed in the Company Public Disclosure Record, it being understood and agreed that any disclosure in the Company Public Disclosure Record (but excluding the exhibits and schedules thereto, disclosures in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosure included in such Company Public Disclosure Record that is cautionary, predictive or forward-looking in nature) shall be deemed disclosed with respect to any Section of this Section 3.1 solely to the extent that it is reasonably apparent from a reading of such disclosure that it is applicable to such Section, or as disclosed in the Company Disclosure Letter, it being understood and agreed that any disclosure in the Company Disclosure Letter with respect to one Section shall be deemed disclosed with respect to any Section of this Section 3.1 solely to the extent that it is reasonably apparent from a reading of such disclosure that it is also applicable to such Section, the Company represents and warrants to and in favour of the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement:

(a)	Organization and Qualification.

(i)	The Company:

(A)	has been duly incorporated and validly exists;

(B)	is in good standing under the BCBCA;

(C)	has the requisite corporate and legal power and capacity to:

(I)	own its assets as now owned; and

(II)	carry on its business as it is now being carried on; and

(D)

is duly qualified to carry on business in each jurisdiction in which the nature or character of its properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary.

(ii)

The Company Diligence Information includes complete and correct copies of the constating documents of the Company, as amended to the date of this Agreement, and the Company has not taken any action to amend or supersede such documents.

(iii)

A complete list of the directors and officers of the Company are set out in Schedule 3.1(a)(iii) of the Company Disclosure Letter and each person is duly elected or appointed as a director and/or officer, as applicable, as set out in such Schedule 3.1(a)(iii).

(b)	Subsidiaries.

(i)	Except as disclosed in Schedule 3.1(b) of the Company Disclosure Letter, the Company does not have any direct or indirect subsidiaries.

(ii)	Except as disclosed in Schedule 3.1(b) of the Company Disclosure Letter, each of the Company’s direct or indirect subsidiaries is:

(A)	a corporation validly subsisting under the Laws of its jurisdiction of organization;

(B)	has all requisite corporate power and authority to:

(I)	carry on its business as now conducted; and

(II)	own or lease and to operate its properties and assets,

(C)	duly qualified to carry on business in each jurisdiction in which:

(I)	the nature or character of its properties and assets, owned, leased or operated by it; or

(II)

the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)

Except as disclosed in Schedule 3.1(b) of the Company Disclosure Letter, the Company, or a wholly-owned subsidiary of the Company, is the direct registered and beneficial owner of all of the outstanding common shares or other equity interests of each of its direct and indirect subsidiaries, free and clear of any Liens, and all such shares or other equity interests so owned by the Company, or its wholly-owned subsidiary, have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights.

(iv)

Except for the shares or other equity interests owned by the Company in any subsidiary, the Company does not own, beneficially or of record, directly or indirectly, any equity interests of any kind in any other person.

(c)	Authority Relative to this Agreement.

(i)

The Company has the requisite corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Company as contemplated by this Agreement and (subject to obtaining the approval of the Company Shareholders of the Arrangement Resolution and the Final Order as contemplated in Section 2.2) to perform its obligations hereunder and under all such agreements and instruments and to complete the transactions contemplated by this Agreement.

(ii)

The execution and delivery of this Agreement and the completion by the Company of the transactions contemplated by this Agreement have been duly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize:

(A)	the execution and delivery by it of this Agreement;

(B)

subject to obtaining the approval of the Company Shareholders of the Arrangement Resolution and the Final Order as contemplated in Section 2.2, the completion by the Company of the transactions contemplated hereby and the performance by the Company of its obligations under the Agreement.

(iii)

This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to:

(A)

bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally;

(B)	general principles of equity and public policy; and

(C)	the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(d)

Required Approvals. No material authorization, licence, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or, the performance by the Company of its obligations hereunder, the completion by the Company of the Arrangement and the other transactions contemplated hereby or the ability of the Company to conduct operations as currently conducted, other than the following:

(i)	the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)	the Final Order, and any filings required in order to obtain the Final Order; and

(iii)	such filings and other actions required under applicable Securities Laws as are contemplated by this Agreement.

There are no material consents, approvals and notices required from any third party in order for the Company to proceed with the execution and delivery of this Agreement or the completion by it of the transactions contemplated by this Agreement.

(e)

No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(d), the execution and delivery by the Company of this Agreement and the performance by it of its covenants hereunder and the completion of the Arrangement do not and will not violate, conflict with or result in a breach of any provision of the constating documents or any resolutions of the board of directors (or any committee thereof) of shareholders of the Company or those of any of its subsidiaries or affiliates, will not:

(i)	violate, conflict with or result in a breach of:

(A)

any Contract, authorization, note, bond, mortgage, indenture, instrument, lease, or Permit to which the Company or any of its subsidiaries or affiliates is a party, or by which the Company or any of its subsidiaries or affiliates is bound;

(B)	any Law to which the Company or any of its subsidiaries or affiliates is subject or by which the Company or any of its subsidiaries or affiliates is bound; or

(C)	any judgment, decree, order or award of any Governmental Authority or arbitrator;

(ii)

give rise to any right of termination, cancellation, change of any right or obligation, loss of any benefit to which the Company or any of its subsidiaries are entitled or acceleration of any indebtedness, under any such Contract, authorization, note, bond, mortgage, indenture, instrument, lease, or material Permit;

(iii)

result in the creation or imposition of any Liens upon any of the properties or assets of the Company or its subsidiaries or affiliates or restrict, hinder, impair or limit the ability of the Company or any of its subsidiaries or affiliates to conduct its business as and where it is now being conducted; or

(iv)

give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such Contract, note, bond, mortgage, indenture, instrument, lease, authorization or Permit.

(f)	Capitalization.

(i)	The authorized capital of the Company consists of an unlimited number of Company Shares.

(ii)	As at the date hereof, there were:

(A)	40,124,502 Company Shares issued and outstanding all of which have been duly authorized and validly issued and are fully paid and non-assessable; and

(B)	16,800,000 Company Warrants providing for the issuance of 16,800,000 Company Shares upon the exercise thereof, all of which have been duly authorized and validly issued and created.

(iii)

The Subscription Receipts, if and when issued upon completion of the Concurrent Financing, and the Company Sub Receipt Warrants if and when issued upon conversion of the Subscription Receipts, will be duly authorized and validly issued and created.

(iv)

No Company Shares have been issued and no Company Warrants have been, and the Subscription Receipts and Company Sub Receipt Warrants, when issued, will not be, granted in violation of any pre-emptive right or similar rights applicable to them.

(v)	There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such Company Shares.

(vi)	No Company Options are outstanding and the Company has:

(A)	no other outstanding agreement, subscription, warrant, option, right or commitment or other right or privilege (whether by law, pre-emptive or contractual); and

(B)	not granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment, obligating it,

to issue or sell any Company Shares or other securities of the Company, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Company Shares or other security of the Company.

(vii)	No securities of the Company are listed or quoted for trading on any stock or securities exchange or market.

(viii)	Schedule 3.1(f) of the Company Disclosure Letter sets out:

(A)	a complete and correct list of all outstanding Company Warrants, the number of Company Shares subject to such Company Warrants; and

(B)	the grant date, exercise price, vesting schedule and expiration date, as applicable, and the names of the holders of such Company Warrants.

(ix)	No grants in respect of Company Warrants involved any “back dating”, “forward dating”, “spring loading” or similar practices.

(x)

All Company Shares that may be issued pursuant to the exercise of outstanding Company Warrants and, if and when issued upon conversion of the Subscription Receipts, the exercise of the Company Sub Receipt Warrants:

(A)	will, when issued in accordance with the terms thereof, be duly authorized, validly issued, fully-paid and non-assessable;

(B)	are not and will not be subject to or issued in violation of any Law or any preemptive rights; and

(C)	if such Company Warrants are issued as of the date thereof, have been recorded on the Company’s financial statements in accordance with IFRS.

(xi)	All dividends and distribution on securities of the Company that have been declared or authorized have been paid in full.

(g)

Shareholder and Similar Agreements. The Company is not party to any shareholder, pooling, voting trust, registration rights, or other similar agreement relating to the issued and outstanding shares in the capital of the Company or any of its subsidiaries.

(h)	Reporting Issuer Status and Securities Laws Matters.

(i)	The Company is:

(A)	a “reporting issuer” within the meaning of applicable Securities Laws in each of the provinces of British Columbia and Alberta; and

(B)	not on the list of reporting issuers in default under applicable Canadian Securities Laws,

and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Company that is currently in effect.

(ii)	The Company:

(A)	is not in default of any material provision of applicable Securities Laws or the rules and regulations of any stock or securities exchange or market;

(B)	has not taken any action to cease to be a reporting issuer in any province or territory of Canada; and

(C)	has not received notification from any securities commission or similar regulatory authority seeking to revoke the reporting issuer status of the Company.

(iii)	The Company:

(A)	is a Foreign Private Issuer (as defined in Rule 3b-4 under the U.S. Exchange Act);

(B)

has no class of securities outstanding that is or is required to be registered under section 12 of the U.S. Exchange Act or that is subject to the reporting requirements of section 13 or 15(d) of the U.S. Exchange Act; and

(C)	is not, and is not required to be, registered as an “investment company” pursuant to the United States Investment Company Act of 1940, as amended.

(iv)	There are no current, pending, or, to the knowledge of the Company, threatened proceedings before any Governmental Authority relating to any alleged non-compliance with any applicable Securities Laws.

(v)	Trading in the Company Shares is not currently halted or suspended on any stock or securities exchange or market.

(vi)

No delisting, suspension of trading, cease trading or similar order or restriction with respect to any securities of the Company is pending, in effect, or, to the knowledge of the Company, threatened or is expected to be implemented or undertaken.

(vii)	To the knowledge of the Company, the Company is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any order or restriction.

(viii)	The Company is not subject to continuous disclosure or other public reporting requirements under any Securities Laws outside of Canada.

(ix)	None of the Company’s subsidiaries are subject to continuous disclosure or other disclosure requirements under any Securities Laws.

(x)

Since March 22, 2021, the Company has timely filed or furnished to all applicable Governmental Authorities all material forms, reports, schedules, statements and other documents required to be filed or furnished by the Company under applicable Securities Laws.

(xi)	The documents comprising the Company Public Disclosure Record

(A)	as filed, complied in all material respects with Law; and

(B)	did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any misrepresentation.

(xii)	The Company has not filed or furnished any:

(A)	confidential material change report (which at the date of this Agreement remains confidential); or

(B)	other confidential filings (including redacted filings other than material contracts which required redaction),

with or to any securities commission or similar regulatory authority.

(xiii)	There are no outstanding or unresolved comments in comments letters from any securities commission or similar regulatory authority with respect to any of the Company Public Disclosure Record.

(xiv)

Neither the Company nor any of the Company Public Disclosure Record is the subject of an ongoing audit, review, comment or investigation by any securities commission or similar regulatory authority or any stock or securities exchange or market.

(i)	Financial Statements and Internal Control over Financial Reporting.

(i)

The Annual Financial Statements and the Company’s interim financial statements for the period ended June 30, 2021 have been prepared in accordance with IFRS and all applicable Laws and present fairly, in all material respects, as applicable, the assets, liabilities (whether accrued, absolute, contentment or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Company and its subsidiaries as at March 31, 2021 or June 30, 2021, respectively, for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto).

(ii)

The Company does not intend to correct or restate, nor, to the knowledge of the Company is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in Section 3.1(i)(i).

(iii)	There are no, nor are there any commitments to become a party to, any:

(A)	off-balance sheet transaction;

or

(B)	arrangement, obligation (including contingent obligations) or other relationship of the Company or of any of its subsidiaries, with unconsolidated entities or other persons.

(iv)	The financial books, records and accounts of the Company and each of its subsidiaries:

(A)	have been maintained, in all material respects, in accordance with IFRS;

(B)	are stated in reasonable detail;

(C)	accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its subsidiaries; and

(D)	accurately and fairly reflect the basis of the Company’s consolidated financial statements.

(v)

None of the Company, or any of its subsidiaries or, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its subsidiaries has received or otherwise obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including:

(A)	any complaint, allegation, assertion, or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices; or

(B)	any expression of concern from its employees regarding questionable accounting or auditing matters.

(vi)

The Annual Financial Statements and the Company’s interim financial statements reflect appropriate and adequate reserves in accordance with IFRS in respect of all contingent liabilities, if any, of the Company and its subsidiaries on a consolidated basis.

(vii)	There has been no material change in the Company’s accounting policies, except as described in the notes to the Annual Financial Statements and the Company’s interim financial statements.

(viii)	The Company has complied with NI 52-109.

(ix)	To the knowledge of the Company, there has been no fraud involving management or any other employees who have a significant role in the internal control over financial reporting of the Company

(j)	Undisclosed Liabilities. Except the liabilities and obligations:

(i)	that are specifically presented on the audited balance sheet of the Company as of March 31, 2021 or disclosed in the notes thereto; and

(ii)	incurred in the ordinary course of business consistent with past practice since March 31, 2021,

neither the Company nor any of its subsidiaries has incurred any material liabilities or obligations of any nature, whether or not accrued, contingent, determined, determinable or otherwise or otherwise become responsible for, the obligations of any other person.

(k)

Auditors. The auditors of the Company are independent public accountants as required by applicable Laws and there is not now, and there has not been, any reportable disagreement (within the meaning of Section 4.11 of National Instrument 51-102 – Continuous Disclosure Obligations) with the Company’s auditors.

(l)	Absence of Certain Changes. Since March 31, 2021, except as disclosed in Schedule 3.1(l) of the Company Disclosure Letter, and other than for the purposes of the transactions contemplated herein:

(i)	the Company and each of its subsidiaries has conducted its business only in the ordinary course of business;

(ii)	there has not occurred one or more changes, events or occurrences which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

(iii)

the Company and its subsidiaries have not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

(iv)	there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course;

(v)

there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in the Company’s audited financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business;

(vi)	there has not been any material increase in the salary, bonus, or other remuneration payable to any employees of any of Company or its subsidiaries

(vii)	there has not been any:

(A)	increase in the salary, bonus, or other remuneration payable to any officers of the Company or its subsidiaries; or

(B)

amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award of any officer of the Company or any of its subsidiaries;

(viii)	there has not been any entering into, or an amendment of, any Material Contract other than in the ordinary course of business;

(ix)	there has not been any:

(A)	incurrence, assumption or guarantee by the Company or any of its subsidiaries of any debt for borrowed money or creation or assumption by the Company or any of its subsidiaries of any Liens; or

(B)	making, by the Company or any of its subsidiaries, of any loan, advance or capital contribution to or investment in any other person;

and

(x)	the Company has not effected any change in its accounting methods, principles or practices, except as required by applicable Laws.

(m)

Derivative Transactions. Neither the Company nor any of its subsidiaries have any material obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate- transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions or currency options or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions.

(n)	Compliance with Laws.

(i)

The business of the Company and its subsidiaries has been and is currently being conducted in material compliance with all applicable Laws and the Company has not received any written notice during the past twelve (12) months from a Governmental Authority concerning any violation and/or failure to comply with any applicable Law.

(ii)

Neither the Company nor any of its subsidiaries are or have been under any investigation with respect to, are or have been charged or threatened to be charged with, or have received any notice, written or oral, of, any alleged material violation of or non-compliance with any applicable Laws or disqualification by a Governmental Authority.

(iii)

The Company does not have any knowledge of any future or potential changes in any Law that may materially impact the business, operations, financial condition, prospects or otherwise of the Company or its subsidiaries.

(iv)	Without limiting the generality of the foregoing, all issued and outstanding Company Shares and Company Warrants have been issued in compliance with all applicable Securities Laws.

(v)	Neither the Company nor any of its subsidiaries and, to the Company’s knowledge, none of their respective directors, officers, supervisors, managers, employees, or agents has:

(A)

violated or is in violation of any applicable anti-bribery, export control, and economic sanctions Laws, including the Corruption of Foreign Public Officials Act (Canada) and the United States Foreign Corrupt Practice Act;

(B)

made or authorized any direct or indirect contribution, payment or gift of funds, property or anything else of value to any official, employee or agent of any Governmental Authority, authority or instrumentality in Canada, other jurisdictions in which the Company or any of its subsidiaries has assets other than in accordance with applicable Laws;

(C)

used any corporate funds, or made any direct or indirect unlawful payment from corporate funds, to any foreign or domestic government official or employee or any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or

(D)

violated or is in violation of any provision of the Criminal Code (Canada) relating to foreign corrupt practices, including making any contribution to any candidate for public office, in either case, where either the payment or gift or the purpose of such contribution payment or gift was or is prohibited under the foregoing.

(vi)	The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with:

(A)	applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions;

(B)	the rules and regulations thereunder; and

(C)	any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority,

(collectively, the “Money Laundering Laws”).

(vii)

No action, claim, notice of assessment, suit or proceeding by or before any commission, court, Governmental Authority, arbitrator or non-Governmental Authority involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(o)	Permits.

(i)	The Company has no material Permits.

(ii)

None of the Company or any of its subsidiaries is required to obtain, acquire or enter into any material Permits required by applicable Laws necessary to conduct its businesses as it is now being conducted (as described in the Company Public Disclosure Record) or contemplated to be conducted.

(iii)

There have been no material defaults or actions, proceedings or investigations, pending or threatened, whether written or oral, against the Company or any of its subsidiaries in connection with any past material Permit held by the Company and that could reasonably be expected to result in any action, claim, liability or other Proceedings against the Company.

(p)	Litigation.

(i)

There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing, demand letter or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding, including by any third party whatsoever (collectively, “Proceedings”) against or involving the Company or any of its subsidiaries, or affecting the their respective assets or properties (whether in progress or, to the knowledge of the Company, threatened).

(ii)	There is no judgment, writ, decree, injunction, rule, award or order of any Governmental Authority outstanding against:

(A)	the Company; or

(B)	its subsidiaries,

in respect of its businesses, properties or assets.

(q)	Insolvency.

(i)	No act or proceeding has been taken by or against the Company or any of its subsidiaries in connection with the:

(A)	dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or any of its subsidiaries; or

(B)	appointment of a trustee, receiver, manager or other administrator of the Company or any of its subsidiaries or any of its properties or assets,

nor, to the knowledge of the Company, is any such act or proceeding threatened.

(ii)	Neither the Company nor any of its subsidiaries has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or similar legislation.

(iii)

Neither the Company nor any of its subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of the Company or its subsidiaries to conduct its business in all material respects as it has been carried on prior to the date hereof.

(r)	Interest in Company Properties and Assets. The Company does not currently hold or own any Company Properties.

(s)	Taxes.

(i)	Each of the Company and its subsidiaries has filed all income and other material Returns required to be filed by it with any Governmental Authority and each such Return was:

(A)	filed on or before the applicable due date; and

(B)	complete and correct in all material respects at the time of filing and have not been amended.

(ii)

Each of the Company and its subsidiaries has duly paid or caused to be paid to the appropriate Governmental Authority all Taxes which are due and payable by it, including pursuant to all assessments and reassessments, and all other Taxes due and payable by it, whether or not assessed by the appropriate Governmental Authority or shown on a Return, on or before the date hereof, other than those which are being or have been contested in good faith by appropriate proceedings and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Company.

(iii)

The Company and its subsidiaries have provided adequate accruals in accordance with applicable accounting rules in the most recently published consolidated financial statements of the Company for any Taxes of the Company and each of its subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Returns.

(iv)

Since the publication date of the most recently published consolidated financial statements of the Company, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(v)

No audit, action, investigation, deficiency, litigation, or proposed adjustment is pending or, to the knowledge of the Company, has been threatened with respect to Taxes or Returns of the Company or any of its subsidiaries.

(vi)

No written claim has been made by any Governmental Authority in a jurisdiction where the Company and any of its subsidiaries does not file Returns that the Company or any of its subsidiaries is or may be subject to Tax by that jurisdiction.

(vii)	No Lien for Taxes has been filed or exists with respect to any assets or properties of the Company or any of its subsidiaries other than for Taxes not yet due and payable.

(viii)

The Company and each of its subsidiaries has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority when required by Law to do so.

(ix)

The Company and each of its subsidiaries has made available to the Purchaser true, correct and complete copies of all Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(x)

Neither the Company nor any of its subsidiaries has ever directly or indirectly transferred any property to or supplied any services to or acquired any property or services from a person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.

(xi)

There are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return or any payment of Taxes by the Company or any of its subsidiaries.

(xii)

There are no circumstances existing which could result in the application of Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Law, to the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has received a ruling from any Governmental Authority in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Authority.

(xiii)

The Company and its subsidiaries have not claimed nor will they claim any reserve under any provision of the Tax Act or any equivalent provincial provision, if any amount could be included in the income of the Company or its subsidiaries for any period ending after the Effective Time.

(xiv)

Neither the Company nor any of its subsidiaries is a party to any agreement, understanding or arrangement relating to allocating or sharing any amount of Taxes, nor does the Company or any of its subsidiaries owe any amount under any such agreement.

(xv)	None of the Company or its subsidiaries has received a refund to which it was not entitled.

(xvi)	The Company Shares are not taxable Canadian property as defined in subsection 248(1) of the Tax Act.

(t)	Contracts.

(i)	There is no Contract (or amendment thereto) to which the Company or its subsidiaries is a party or by which its respective assets are bound that:

(A)	is material to the operational activities of the Company;

(B)	if terminated by the other party, would reasonably be expected to result in a Company Material Adverse Effect;

(C)	under which the Company is entitled to receive, or is actually or contingently obligated to make, annual payments in excess of $50,000 or aggregate payments in excess of $100,000;

(D)	which is a lease for real property;

(E)	which is a partnership agreement, limited liability company agreement, joint venture or similar agreement;

(F)	relating to the acquisition or disposition of any business or any interest therein (whether by merger, sale of shares or other ownership interests, sale of assets or otherwise);

(G)

relating to any agreement, option or commitment to (i) acquire any securities of any person, (ii) acquire or lease real property, (iii) acquire or lease other assets which would require annual payments by the Company in excess of $50,000 or aggregate payments by the Company in excess of $100,000 or (iv) sell, dispose or otherwise transfer any assets with a book value in excess of $50,000 individually or $100,000 in the aggregate;

(H)	relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

(I)	relating to any interest rate, currency, equity or commodity swap, hedge, derivative, forward sale or off-take arrangement; or

(J)	is a Contract that contains any non-competition obligations restricting in any material way the business of the Company,

(collectively, the “Material Contracts”).

(u)	Employees.

(i)	The Company has no employees, whether actively at work or not, and no former employees of the Company to whom the Company or any of its subsidiaries has or may have any outstanding obligations.

(ii)	Schedule 3.1(v) of the Company Disclosure Letter contains:

(A)	a correct and complete list of each independent contractor engaged by the Company or any subsidiary;

(B)	their respective consulting fees;

(C)	any other forms of compensation or benefits to which they are entitled; and

(D)	whether they are subject to a written Contract.

(iii)	Current and complete copies of all such independent contractor Contracts have been provided to the Purchaser as part of Diligence Information.

(iv)

Each independent contractor of the Company and its subsidiaries has been properly classified as an independent contractor and neither the Company nor any subsidiary has received any notice from any Governmental Authority disputing such classification.

(v)

Other than as set out in Schedule 3.1(v), the Company has no outstanding obligations to pay to any director, officer, employee or consultant, currently, or in the future, any salary, wages, fees, benefits, or any other obligations related to their employment, engagement or otherwise with the Company.

(v)	Employment Agreements.

(i)	Neither the Company nor any of its subsidiaries is a party to or bound or governed by, or subject to:

(A)	any Contract in relation to any current or former employee;

(B)

any employment, consulting, retention or change of control agreement with, or any written or oral agreement, arrangement or understanding providing for retention, severance or termination payments (including, without limitation, bonus, golden parachute, retirement, retiring allowance or similar payment or any other benefit or enhanced benefit) to, any officer, employee or consultant of the Company or any of its subsidiaries in connection with the termination of their position or their employment as a direct result of a change in control of the Company (including as a result of the Arrangement);

(C)

any collective bargaining or union agreement, or any actual or, to the knowledge of the Company, threatened application for certification or bargaining rights in respect of the Company or any of its subsidiaries;

(D)	any labour dispute, strike or lock-out relating to or involving any employees of the Company or any of its subsidiaries; or

(E)

any actual or, to the knowledge of the Company, threatened material claim against the Company or any of its subsidiaries arising out of or in connection with employment or consulting relationship or the termination thereof.

(ii)

Neither the Company nor any of its subsidiaries is a party, either directly or indirectly, or by operation of law, to any Collective Agreements and no Collective Agreement is currently being negotiated in respect of employees of the Company or any subsidiary.

(iii)

There are no outstanding labour tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for any employees of the Company or any subsidiary.

(iv)

None of the Company or any of its subsidiaries has engaged in any lay-off activities within the past two years that would violate or in any way subject the Company or any of its subsidiaries to the group termination or lay-off requirements of the applicable provincial employment standards Law or other Law.

(v)	The Company has not and is not engaged in any unfair labour practice.

(vi)	There is no current, pending, threatened or, to the knowledge of the Company, potential:

(A)	union organizing activities involving any employees of the Company or any subsidiary;

(B)	labour strike, dispute, work slowdown or stoppage involving or against the Company or any subsidiary; or

(C)	unfair labour practice complaint, grievance or arbitration proceeding against the Company or any subsidiary.

(vii)	There has been no labour strike, dispute, work slowdown or stoppage involving or against the Company or any subsidiary within the last five (5) years.

(viii)

No trade union has applied to have the Company or any of its subsidiaries declared a common, related or successor employer pursuant to applicable Law in any jurisdiction in which the Company or any of its subsidiaries carries on business.

(w)	Health and Safety.

(i)	Each of the Company and its subsidiaries have operated in all material respects in accordance with all applicable Laws with respect to employment and labour, including:

(A)	employment and labour standards;

(B)	occupational health and safety;

(C)	employment equity;

(D)	pay equity, workers’ compensation;

(E)	human rights;

(F)	labour relations; and

(G)	privacy.

(ii)	There are no current, pending, threatened or, to the knowledge of the Company, potential proceedings before any Governmental Authority with respect to any of the matters described in Section 3.1(y).

(iii)

There are no outstanding assessments, reassessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing under any occupational health and safety legislation (“AROHS”) or any workers’ compensation, industrial, accident and occupational disease legislation (“ARIAOD”) by the Company or any subsidiary.

(iv)	Neither the Company nor any subsidiary has been reassessed in any respect under any safety and insurance legislation during the past five years.

(v)	To the knowledge of the Company, no audit of the Company or any subsidiary is currently being performed pursuant to any applicable workplace safety and insurance legislation.

(vi)	As of the date of this Agreement, there are no claims or potential claims which may adversely affect the Company or any subsidiary’s accident cost expense.

(vii)	The Company has provided as part of Diligence Information, all orders and inspection reports under applicable AROHS and/or ARIAOD.

(viii)	There are no charges pending under AROHS and/or ARIAOD.

(ix)	The Company has complied in all material respects with any orders issued under AROHS and/or ARIAOD and there are no appeals of any orders under AROHS and/or ARIAOD currently outstanding.

(x)	The Company and its subsidiaries are in compliance with all terms and conditions of any work permits and Labour Market Impact Assessments received in respect of the engagement of foreign workers.

(xi)

No audit by any Governmental Authority is being conducted, or to the knowledge of the Company pending, in respect of any foreign workers and no such prior audit has resulted in the revocation of any work permit or Labour Market Impact Assessment.

(x)	Acceleration of Benefits. No person will, as a result of any of the transactions contemplated herein or in the Plan of Arrangement, become entitled to:

(i)	any retirement, severance, bonus or other similar payment from the Company or any of its subsidiaries;

(ii)	the acceleration of the vesting or the time to exercise of any outstanding stock option or employee or director awards of the Company or any of its subsidiaries;

(iii)	the forgiveness or postponement of payment of any indebtedness owing by such person to the Company or any of its subsidiaries; or

(iv)	receive any additional payments or compensation under or in respect of any:

(A)	employee or director benefit plan;

(B)	incentive plan; or

(C)	other compensation plan,

or arrangements from the Company or any of its subsidiaries.

(y)	Pension and Employee Benefits.

(i)

Each of the Company and its subsidiaries has complied in all material respects with terms of, and applicable Law in respect of, employee compensation and benefit obligations of the Company and its subsidiaries.

(ii)	Neither the Company nor any of its subsidiaries has any:

(A)	pension or retirement income plans; or

(B)	other material employee compensation or benefit plans, agreements, policies, programs, arrangements or practices,

whether written or oral, which are maintained by or binding upon the Company.

(iii)	The Company is in material compliance with the terms of the Company Stock Option Plan and all applicable Laws related thereto.

(iv)	All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under Employee Plans and other similar accruals have either:

(A)	been paid; or

(B)	are accurately reflected in the books and records of the Company or of the applicable subsidiary.

(v)

The Company does not have any stock option plan or similar arrangement, other than the Company Stock Option Plan, a copy of which have been provided to the Purchaser as part of the Company Diligence Information.

(vi)

The Company and its subsidiaries have no Employee Plans or former Employee Plans of the Company that have or may have any outstanding obligations, other than the Company Stock Option Plan, and the Company has provided as part of Diligence Information, a true, correct and complete copy of the Company Stock Option Plan, together with all related documentation.

(z)

Intellectual Property. Neither the Company nor any of its subsidiaries owns or possesses any registered intellectual property rights including any patents, copyrights, trade secrets, trademarks, service marks or trade names.

(aa)	Environmental.

(i)	The Company and its subsidiaries have carried on since the commencement of operations and are currently carrying on their operations in compliance with all applicable Environmental Laws.

(ii)

The Company Properties previously leased, owned or held under option and assets of the Company and its subsidiaries have materially complied and currently comply with all applicable Environmental Laws.

(iii)	Neither the Company nor any of its subsidiaries is subject to any material contingent or other liability relating to:

(A)	the restoration, remediation or rehabilitation of land, water or any other part of the Environment;

(B)	mine closure, reclamation, remediation or other post-operational requirements; or

(C)	non-compliance with Environmental Laws.

(iv)

The Company Properties previously leased, owned or held under option, have not been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws.

(v)

Neither of the Company nor any of its subsidiaries has caused or permitted a Release at, in, on, under or from the Company Properties previously leased, owned or held under option or any other properties, except in material compliance with all Environmental Laws.

(vi)

All Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the Company Properties previously leased, owned or held under option or any other properties by the Company or its subsidiaries have been and are currently being handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws.

(vii)	There are no Hazardous Substances at, in, on, under or migrating from any Company Property previously leased, owned or held under option, except in material compliance with all Environmental Laws.

(viii)

Neither the Company nor its subsidiaries has treated or disposed of, or arranged for the treatment or disposal of, any Hazardous Substances at any location except in compliance with all Environmental Laws and all Environmental Authorizations, and no such location is:

(A)	listed on any list of hazardous sites or sites requiring Remedial Action issued by any Governmental Authority;

(B)

to the knowledge of the Company, proposed for listing on any list issued by any Governmental Authority of hazardous sites or sites requiring Remedial Action, or any similar federal, state or provincial lists; or

(C)	the subject of enforcement actions by any Governmental Authority that creates the reasonable potential for any proceeding, action, or other claim against the Company or its subsidiaries.

(ix)	No site or facility now or previously owned, operated or leased by the Company or its subsidiaries:

(A)	is either:

(I)	listed; or

(II)	to the knowledge of the Company, is proposed for listing,

on any list issued by any Governmental Authority of hazardous sites or sites requiring Remedial Action; or

(B)	is the subject of Remedial Action.

(x)

Neither the Company nor any of its subsidiaries has caused or permitted a Release on or to any Company Property previously leased, owned or held under option or any other properties in such a manner as would reasonably be expected to:

(A)	impose liability for:

(I)	cleanup;

(II)	natural resource damages;

(III)	loss of life;

(IV)	personal injury;

(V)	nuisance; or

(VI)	damage to other property,

or

(B)	result in:

(I)	imposition of a lien, charge or other encumbrance on; or

(II)	the expropriation of,

any of the assets of the Company or its subsidiaries.

(xi)

Neither the Company nor any of its subsidiaries has received from any Person or Governmental Authority any notice, formal or informal, of any proceeding, action or other claim, liability or potential liability arising under any Environmental Law that is pending or to the knowledge of the Company, threatened against the Company as of the date of this Agreement.

(xii)	The Company is not aware of any facts or circumstances that reasonably could be expected to give rise to any such notice, action or other claim, liability or potential liability.

(bb)	Insurance.

(i)	The Company and each of its subsidiaries do not maintain any insurance policies.

(cc)	Books and Records.

(i)	The corporate records and minute books of the Company and each of its subsidiaries:

(A)	have been maintained in accordance with all applicable Laws in all material respects.

(ii)	The financial books and records and accounts of the Company and each of its subsidiaries in all material respects have been maintained in accordance with

(A)	good business practices; and

(B)	in accordance with IFRS or the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years.

(iii)	Neither the Company nor any of its subsidiaries has maintained or maintains any slush fund, off-book account, or unrecorded transactions

(dd)

Non-Arm’s Length Transactions. Except as disclosed in Schedule 3.1(ee) of the Company Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions between the Company or any of its subsidiaries, on the one hand, and any:

(i)	officer or director of the Company or its subsidiaries;

(ii)	holder of record or, to the knowledge of the Company, beneficial owner or 5% or more of the outstanding Company Shares; or

(iii)	affiliate or associate of any such officer, director or Company Shareholder,

on the other hand.

(ee)	Financial Advisors and Brokers.

(i)	Except as disclosed in Schedule 3.1(ff) of the Company Disclosure Letter, the Company has not:

(A)	incurred any obligation or liability, contingent or otherwise in respect of; or

(B)	retained or agreed to pay or reimburse any broker, finder, financial adviser, investment banker for,

any brokerage, finder’s, advisory or other fee or commission or for the reimbursement of expenses, in connection with this Agreement, the transactions contemplated hereby or any alternative transaction in relation to the Company.

(ii)	Schedule 3.1(ff) of the Company Disclosure Letter sets out the dollar amount payable or the manner in which such amount is to be calculated under such agreements if the Arrangement is completed.

(ff)	Opinions of Financial Advisor.

(i)	The Board has received the Company Board Fairness Opinion.

(ii)	True and complete copies of the engagement letters between the Company and the Company Board Financial Advisor have been provided as part of the Company Diligence Information.

(iii)	The Company has made true and complete disclosure to the Purchaser of all fees, commissions or other payments that may:

(A)	be incurred pursuant to the engagement of the Company Board Financial Advisor; or

(B)	otherwise be payable to the Company Board Financial Advisor.

(gg)	Company Board Approval.

(i)	The Company Board, at a meeting duly called and held, upon consultation with legal and financial advisors, has unanimously determined that the Arrangement is:

(A)	fair to the Company Shareholders; and

(B)	in the best interests of the Company.

(ii)	The Company Board has unanimously:

(A)	approved the:

(I)	execution and delivery of this Agreement; and

(II)	transactions contemplated by this Agreement

and

(B)	resolved to recommend that the Company Shareholders vote in favour of the Arrangement Resolution.

(iii)	No action has been taken to amend, or supersede such determinations, resolutions or authorizations of the Company Board.

(iv)

To the knowledge of the Company, each Support Shareholder intends to vote all Company Shares held by him, her or it in favour of the Arrangement Resolution and references to such intention may be made in any press release disclosing the Arrangement and this Agreement, the Circular and other documents relating to the Arrangement.

(hh)	Arrangements with Securityholders. Other than the Support Agreements, and this Agreement, the Company does not have any agreement, arrangement or understanding (whether written or oral) with any:

(i)	shareholder of the Purchaser;

(ii)	interested party of the Purchaser;

(iii)	related party of any interested party of the Purchaser; or

(iv)	any joint actor with any such persons,

(and for this purpose, the terms “interested party”, “related party” and “joint actor” shall each have the meaning ascribed to such terms in MI 61-101), in respect of the Purchaser or any of its securities, businesses or operations.

(ii)

Confidentiality Agreements. All agreements entered into by the Company or any of its subsidiaries with persons regarding the confidentiality of information provided to such person or reviewed by such persons with respect to any transaction in the nature described in the definition of Acquisition Proposal each contain customary provisions, including standstill provisions, which have not been waived or released with respect to the applicability of any such “standstill” or other provisions of such confidentiality agreements, except to the extent such agreements contain provisions that provide for automatic exceptions to such standstill or other provisions resulting from the Arrangement.

(jj)	Funds Available on Termination. The maker of the applicable Superior Proposal or consummated Acquisition Proposal will provide the cash required in order to pay the Termination Fee.

(kk)

No Collateral Benefit. No related party of the Company (within the meaning of MI 61-101) together with its associated entities, will receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

3.2	Representations and Warranties of the Purchaser

Except as disclosed in the Purchaser Public Disclosure Record, it being understood and agreed that any disclosure in the Purchaser Public Disclosure Record (but excluding disclosures in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosure included in such Purchaser Public Disclosure Record that is cautionary, predictive or forward-looking in nature) shall be deemed disclosed with respect to any Section of this Section 3.2 solely to the extent that it is reasonably apparent from a reading of such disclosure that it is applicable to such Section, or as disclosed in the Purchaser Disclosure Letter, it being understood and agreed that any disclosure in the Purchaser Disclosure Letter with respect to one Section shall be deemed disclosed with respect to any Section of this Section 3.2 solely to the extent that it is reasonably apparent from a reading of such disclosure that it is also applicable to such Section, the Purchaser represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a)	Organization and Corporate Capacity.

(i)	The Purchaser:

(A)	has been duly organized and is validly existing;

(B)	is in good standing under the Laws governing its formation;

(C)	has the requisite corporate and legal power and capacity to:

(I)	own its assets as now owned; and

(II)	carry on its business as it is now being carried on;

and

(D)

is duly qualified to carry on business in each jurisdiction in which the nature or character of its properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified has not had or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)	Authority Relative to this Agreement.

(i)	The Purchaser has the requisite corporate power, authority and capacity to enter into and perform its obligations under this Agreement and to complete the transactions contemplated hereby.

(ii)

The execution and delivery of this Agreement and the completion by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by the directors of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the:

(A)	execution and delivery by it of this Agreement; or

(B)	completion by the Purchaser of the transactions contemplated hereby.

(iii)

This Agreement has been duly executed and delivered by the Purchaser and constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to:

(A)

bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally;

(B)	general principles of equity and public policy; and

(C)	the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)	Board Approval. The board of directors of the Purchaser has approved the execution and delivery of this Agreement and no action has been taken to amend, or supersede such approval.

(d)

Required Approvals. No authorization, licence, permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the completion by the Purchaser of the Arrangement and the other transactions contemplated hereby, other than the following:

(i)	the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)	the Final Order, and any filings required in order to obtain the Final Order; and

(iii)	such filings and other actions required under applicable Securities Laws and the rules and policies of the CSE as are contemplated by this Agreement.

(e)	No Violation. The:

(i)	execution and delivery by the Purchaser of this Agreement;

(ii)	performance by the Purchaser of its obligations hereunder; and

(iii)	completion of the transactions contemplated hereby,

do not and will not:

(iv)	result in a contravention, conflict, violation, breach or default of:

(A)

any contract, authorization, note, bond, mortgage, indenture, instrument, lease, or Permit to which the Purchaser or any of its subsidiaries or affiliates is a party, or by which the Purchaser or any of its subsidiaries or affiliates is bound;

(B)	any Law to which the Purchaser or any of its subsidiaries or affiliates is subject or by which the Purchaser or any of its subsidiaries or affiliates is bound; or

(C)	any judgment, decree, order or award of any Governmental Authority or arbitrator;

(v)

give rise to any right of termination, cancellation, change of any right or obligation, loss of any benefit to which the Purchaser or any of its subsidiaries are entitled or acceleration of any indebtedness, under any such contract, authorization, note, bond, mortgage, indenture, instrument, lease, or material Permit;

(vi)

result in the creation or imposition of any Liens upon any of the properties or assets of the Purchaser or its subsidiaries or affiliates or restrict, hinder, impair or limit the ability of the Purchaser or any of its subsidiaries or affiliates to conduct its business as and where it is now being conducted; or

(vii)

give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such contract, note, bond, mortgage, indenture, instrument, lease, authorization or Permit.

(f)	Capitalization.

(i)	The authorized capital of the Purchaser consists of up to 100,000,000 Purchaser Shares.

(ii)	As at September 28, 2021, there were:

(A)	67,557,791 Purchaser Shares issued and outstanding all of which have been duly authorized and validly issued and are fully-paid and non-assessable;

(B)	3,194,573 options to acquire Purchaser Shares outstanding providing for the issuance of 3,194,573 Purchaser Shares upon the exercise thereof;

(C)	4,000,000 Purchaser Shares issuable upon the conversion of the Purchase Parent’s 5.00% Senior Unsecured Convertible Debenture due July 14, 2023; and

(D)	700,110 Purchaser Shares issuable pursuant to the conversion of the Purchaser’s outstanding convertible subordinated promissory notes.

(iii)	As of the date hereof, all dividends and distribution on securities of the Purchaser that have been declared or authorized have been paid in full.

(iv)

The Purchaser Shares to be issued as part of the Consideration will, when issued pursuant to the Arrangement, be duly and validly issued as fully paid and non-assessable common shares in the capital of the Purchaser. The Purchaser Shares underlying the Company Sub Receipt Warrants will, at the Effective Time when adjusted to become exercisable for Purchaser Shares, upon issuance thereof in accordance with the terms thereof and receipt by the Purchaser of the exercise price therefor, such Purchaser Shares will be duly and validly issued as fully paid and non-assessable Purchaser Shares.

(g)

Shareholders’ and Similar Agreements. Neither the Purchaser nor any of its subsidiaries is a party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of the Purchaser or any of its subsidiaries.

(h)	Financial Matters.

(i)	The:

(A)	audited consolidated financial statements of the Purchaser, consisting of:

(I)	balance sheets;

(II)	statements of:

(1)	income;

(2)	comprehensive income;

(3)	cash flows; and

(4)	changes in equity

for the financial years ended December 31, 2020 and 2019 and the notes thereto and the report of the Purchaser’s auditor thereon (collectively, the “Purchaser Annual Financial Statements”); and

(B)	Purchaser’s interim financial statements for the period ended June 30, 2021 and the notes thereto,

have been prepared in accordance with U.S. GAAP and all applicable Laws and present fairly, in all material respects, as applicable, the assets, liabilities (whether accrued, absolute, contentment or otherwise), financial position, results of operations or financial performance and cash flows of the Purchaser and its subsidiaries as at June 30, 2021, for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto).

(ii)

The Purchaser does not intend to correct or restate, nor, to the knowledge of the Purchaser is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Section 3.2(h)(i).

(iii)	There are no, nor are there any commitments to become a party to, any material:

(A)	off-balance sheet transaction; or

(B)	arrangement, obligation (including contingent obligations) or other relationship of the Purchaser or of any of its subsidiaries with unconsolidated entities or other persons.

(iv)	The financial books, records and accounts of the Purchaser and each of its subsidiaries:

(A)	have been maintained, in all material respects, in accordance with U.S. GAAP;

(B)	are stated in reasonable detail;

(C)	accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Purchaser and its subsidiaries; and

(D)	accurately and fairly reflect the basis of the Purchaser’s consolidated financial statements.

(v)

To the knowledge of the Purchaser, none of the Purchaser, any of its subsidiaries or any director, officer, employee, auditor, accountant or representative of the Purchaser or any of its subsidiaries has received or otherwise obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including:

(A)	any complaint, allegation, assertion, or claim that the Purchaser or any of its subsidiaries has engaged in questionable accounting or auditing practices; or

(B)	any expression of concern from its employees regarding questionable accounting or auditing matters.

(i)	Undisclosed Liabilities. Except as disclosed in the Purchaser Disclosure Letter, other than:

(A)	liabilities and obligations that are specifically presented on the audited balance sheet of the Purchaser as of December 31, 2020, or disclosed in the notes thereto; and

(B)	liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2020,

neither the Purchaser nor any of its subsidiaries has incurred any material liabilities or obligations of any nature, whether or not accrued, contingent, determined or determinable or otherwise.

(j)

Absence of Certain Changes. Since December 31, 2020, except as disclosed in Schedule 3.2(j) of the Purchaser Disclosure Letter or the Purchaser Public Disclosure Record, and other than for the purposes of the transactions contemplated herein:

(i)	the Purchaser has conducted its business only in the ordinary course of business; and

(ii)	there has not occurred one or more changes, events or occurrences which would, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect;

(k)	Insolvency.

(i)	No act or proceeding has been taken by or against the Purchaser or any of its subsidiaries in connection with the:

(A)	dissolution, liquidation, winding up, bankruptcy or reorganization of the Purchaser or any of its subsidiaries; or

(B)	appointment of a trustee, receiver, manager or other administrator of the Purchaser or any of its subsidiaries or any of its properties or assets,

nor, to the knowledge of the Purchaser, is any such act or proceeding threatened.

(ii)	Neither the Purchaser nor any of its subsidiaries has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or similar legislation.

(iii)

Neither the Purchaser nor any of its subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of the Purchaser or its subsidiaries to conduct its business in all material respects as it has been carried on prior to the date hereof.

(l)	Litigation.

(i)

Except as disclosed in Schedule 3.2(k) of the Purchaser Disclosure Letter, there is no material Proceeding against or involving the Purchaser or its subsidiaries (whether in progress or, to the knowledge of the Purchaser, threatened).

(ii)

Except as disclosed in Schedule 3.2(k) of the Purchaser Disclosure Letter, there is no material judgment, writ, decree, injunction, rule, award or order of any Governmental Authority outstanding against the Purchaser or its subsidiaries in respect of its businesses, properties or assets.

(m)	Securities Laws Matters.

(i)	The Purchaser Shares are registered pursuant to Section 12(g) of the U.S. Exchange Act and the Purchaser is in compliance with its reporting obligation pursuant to Section 13 of the U.S. Exchange Act

(ii)	The Purchaser is not in default of any material provision of applicable Securities Laws.

(iii)

The Purchaser Shares are quoted on a platform operated OTC, except for trading on the platforms operated by the OTC, no securities of the Purchaser are listed or quoted for trading on any other stock or securities exchange or market.

(iv)

No delisting, suspension of trading or cease trading order or other order or restriction with respect to any securities of the Purchaser is pending, in effect, or, to the knowledge of the Purchaser, threatened, has been threatened, or is expected to be implemented or undertaken.

(v)	The Purchaser is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(vi)	None of the Purchaser’s subsidiaries are subject to continuous disclosure or other disclosure requirements under any Securities Laws.

(vii)

The Purchaser has timely filed or furnished with any Governmental Authority all material forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the appropriate Governmental Authority since January 1, 2019.

(viii)	The documents comprising the Purchaser Public Disclosure Record:

(A)	as filed, complied in all material respects with Law; and

(B)	did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any misrepresentation.

(n)	Compliance with Laws.

(i)

Except as disclosed in Schedule 3.2(o) of the Purchaser Disclosure Letter, the business of the Purchaser and its subsidiaries has been and is currently being conducted in material compliance with all applicable Laws and the Purchaser has not received any written notice during the past twelve (12) months from a Governmental Authority concerning any violation and/or failure to comply with any applicable Law.

(ii)

Except as disclosed in Schedule 3.2(o) of the Purchaser Disclosure Letter, neither the Purchaser nor any of its subsidiaries are or have been under any investigation with respect to, are or have been charged or threatened to be charged with, or have received any notice, written or oral, of, any alleged material violation of or non-compliance with any applicable Laws or disqualification by a Governmental Authority.

(iii)

The Purchaser does not have any knowledge of any future or potential changes in any Law that may materially impact the business, operations, financial condition, prospects or otherwise of the Purchaser or its subsidiaries.

(iv)	Without limiting the generality of the foregoing, all issued and outstanding Purchaser Shares and other securities of the Purchaser have been issued in compliance with all applicable Securities Laws.

(v)	Neither the Purchaser nor any of its subsidiaries and, to the Purchaser’s knowledge, none of their respective directors, officers, supervisors, managers, employees, or agents has:

(A)

violated or is in violation of any applicable anti-bribery, export control, and economic sanctions Laws, including the Corruption of Foreign Public Officials Act (Canada) and the United States Foreign Corrupt Practice Act or any other similar law of any other jurisdiction in which the Purchaser operates its business;

(B)

made or authorized any direct or indirect contribution, payment or gift of funds, property or anything else of value to any official, employee or agent of any Governmental Authority, authority or instrumentality in Canada, other jurisdictions in which the Purchaser or any of its subsidiaries operates or has assets other than in accordance with applicable Laws;

(C)

made any direct or indirect unlawful payment from corporate funds, in furtherance of any offer, promise, or payment to any foreign or domestic government official, agent or employee or for any expense, contribution, gift, entertainment or other expense relating to political activity; or

(D)

violated or is in violation of any provision of the Criminal Code (Canada) relating to foreign corrupt practices, including making any contribution to any candidate for public office, in either case, where either the payment or gift or the purpose of such contribution payment or gift was or is prohibited under the foregoing.

(vi)	The operations of the Purchaser and its subsidiaries are and have been conducted at all times in compliance with Money Laundering Law.

(vii)

No action, suit or proceeding by or before any court of governmental authority or any arbitrator non-Governmental Authority involving the Purchaser or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

(o)	Permits. Except as disclosed in Schedule 3.2(n) of the Purchaser Disclosure Letter:

(i)

Each of the Purchaser and its subsidiaries has obtained, acquired or entered into, and is in material compliance with all material Permits required by applicable Laws necessary to conduct its current businesses as it is now being conducted (as described in the Purchaser Public Disclosure Record);

(ii)	all material Permits are in good standing and:

(A)	there has been no material default under any such Permit; and

(B)	all material fees and other amounts required to be paid with respect to such Permits to the date hereof have been paid.

and

(iii)

there are no material actions, proceedings or investigations, pending or, to the knowledge of the Purchaser, threatened or received notice, whether written or oral, against the Purchaser or any of its subsidiaries that could reasonably be expected to result in the suspension, loss or revocation of any material Permits.

(p)	Environmental Matters.

(i)

The Purchaser and each of its subsidiaries has all Environmental Authorizations necessary for the operation of their respective businesses and to comply with all Environmental Laws in all material respects.

(ii)	The operations of the Purchaser and each of its subsidiaries are in compliance in all material respects with Environmental Laws.

(q)	Taxes.

(i)

Each of the Purchaser and its subsidiaries has filed all income and other material Returns required to be filed by it with any Governmental Authority and each such Return was complete and correct in all material respects at the time of filing.

(ii)

Except as disclosed in Schedule 3.2(p) of the Purchaser Disclosure Letter, each of the Purchaser and its subsidiaries has paid or caused to be paid to the appropriate Governmental Authority all Taxes which are due and payable by it, all assessments and reassessments, and all other Taxes due and payable by it on or before the date hereof, other than those which are being or have been contested in good faith by appropriate proceedings and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Purchaser.

(iii)

The Purchaser and its subsidiaries have provided adequate accruals in accordance with applicable accounting rules in the most recently published consolidated financial statements of the Purchaser for any Taxes of the Purchaser and each of its subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Returns.

(iv)

Since the publication date of the most recently published consolidated financial statements of the Purchaser, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(v)	None of the Purchaser or its subsidiaries has received a refund to which it was not entitled.

(r)	Financial Advisors and Brokers.

(i)	Except as disclosed in Schedule 3.1(r) of the Purchaser Disclosure Letter, neither the Purchaser nor any of its subsidiaries has:

(A)	incurred any obligation or liability, contingent or otherwise in respect of; or

(B)	retained or agreed to pay or reimburse any broker, finder, financial adviser, investment banker for,

any brokerage, finder’s, advisory or other fee or commission or for the reimbursement of expenses, in connection with this Agreement, the transactions contemplated hereby or any alternative transaction in relation to the Purchaser or any of its subsidiaries.

(ii)	Schedule 3.1(r) of the Purchaser Disclosure Letter sets out the dollar amount payable or the manner in which such amount is to be calculated under such agreements if the Arrangement is completed.

(s)

Confidentiality Agreements. All agreements entered into by the Purchaser or any of its subsidiaries with persons regarding the confidentiality of information provided to such person or reviewed by such persons with respect to any transaction in the nature described in the definition of Acquisition Proposal each contain customary provisions, including standstill provisions, which have not been waived or released with respect to the applicability of any such “standstill” or other provisions of such confidentiality agreements, except to the extent such agreements contain provisions that provide for automatic exceptions to such standstill or other provisions resulting from the Arrangement.

(t)	Funds Available on Termination. The maker of the applicable Superior Proposal or consummated Acquisition Proposal will provide the cash required in order to pay the Termination Fee.

3.3	Survival of Representations and Warranties

(a)	No investigation by or on behalf of any Party prior to the execution of this Agreement will mitigate, diminish or affect the representations and warranties made by the other Parties.

(b)

The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

(c)

This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4
COVENANTS

4.1	Covenants of the Company

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as disclosed in the Company Disclosure Letter, unless the Purchaser otherwise consents in writing (to the extent that such consent is permitted by applicable Law), or as expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law:

(a)	the Company will:

(i)	conduct the businesses of the Company and its subsidiaries only in the ordinary course of business, and with applicable Law;

(ii)	comply in all material respects with the terms of all Material Contracts of the Company and its subsidiaries;

(iii)	use commercially reasonable efforts to maintain and preserve intact its and its subsidiaries’ business organizations, assets, properties, rights and goodwill;

(iv)

maintain satisfactory business relationships with suppliers, customers, distributors, contractual counterparties, contractors, employees, Governmental Authorities and others having business relationships with it and its subsidiaries;

(v)	keep available the services of the officers, employees and consultants of it and its subsidiaries; and

(vi)	duly and timely file all forms, reports, schedules, statements, and other documents required to be filed pursuant to any applicable Laws or Securities Laws

(b)	the Company will promptly notify the Purchaser orally and then promptly notify the Purchaser in writing of any:

(i)	“material change” (as defined in the Securities Act) in relation to the Company or its subsidiaries;

(ii)	event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)

notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Arrangement;

(iv)	notice or other communication from any Governmental Authority in connection with this Agreement (and contemporaneously provide a copy of any such written notice or communication to the Purchaser);

(v)

filings, actions suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company and its subsidiaries or their material assets;

(vi)	breach of this Agreement by the Company; or

(vii)	event occurring after the date of this Agreement that would:

(A)	render a representation or warranty, if made on that date or the Effective Date, untrue or inaccurate such that any of the conditions in Section 7.3(b) would not be satisfied; or

(B)

result in the failure in any material respect of the Company to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time;

(c)

the Company will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect, provided, however, that, except as contemplated by Section 4.9(b), the Company will not obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months, except that renewal steps may be taken in advance of expiry;

(d)	the Company will:

(i)	use commercially reasonable efforts to retain the services of its and its subsidiaries’ existing employees and consultants until the Effective Time; and

(ii)	promptly provide written notice to the Purchaser of the resignation or termination of any of its key employees or consultants;

(e)	the Company will not, directly or indirectly:

(i)	alter or amend the notice of articles, articles, charter, by-laws or other constating documents of the Company or its subsidiaries;

(ii)

declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Company Shares (other than dividends, distributions, payments or return of capital made to the Company by any of its subsidiaries);

(iii)	split, divide, consolidate, combine or reclassify the Company Shares or any other securities of the Company or its subsidiaries;

(iv)	reduce the stated capital of the Company Shares or any other securities of the Company or its subsidiaries;

(v)

issue, grant, sell, pledge or otherwise encumber, or authorize or agree to issue, grant, sell, pledge or otherwise encumber any Company Shares or other securities of the Company or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Company Shares or other securities of the Company or its subsidiaries, other than the issuance of Company Shares issuable pursuant to the terms of Company Warrants outstanding on the date hereof;

(vi)

redeem, purchase or otherwise acquire (or offer to redeem purchase or other acquire) or subject to any Lien, any of its outstanding Company Shares or other securities or securities convertible into or exchangeable or exercisable for Company Shares or any such other securities or any shares or other securities of its subsidiaries;

(vii)	amend the terms of any securities of the Company or its subsidiaries;

(viii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or its subsidiaries;

(ix)

reorganize, recapitalize, restructure, amalgamate or merge with any other person and will not cause or permit its subsidiaries to reorganize, recapitalize, restructure, amalgamate or merge with any other person;

(x)	create any subsidiary or enter into any Contracts or other arrangements regarding the control or management of the operations, or the appointment of governing bodies or enter into any joint ventures;

(xi)

make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as disclosed in the Company Public Disclosure Record, as required by applicable Laws or under IFRS; or

(xii)	enter into, modify or terminate any Contract with respect to any of the foregoing;

(f)	the Company will not, and will not cause or permit its subsidiaries to, directly or indirectly, except in connection with this Agreement:

(i)

sell, pledge, lease, surrender, licence, lose the right to use, mortgage, dispose of or encumber any assets or properties of the Company or its subsidiaries, other than inventory or immaterial personal property in the ordinary course of business;

(ii)

other than in the ordinary course of business, acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or assets, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person, in each case, directly or indirectly, in one transaction or a series of transactions;

(iii)

incur any indebtedness or create or issue any debt securities, or assume, guarantee, endorse or otherwise become liable or responsible for such obligations or the obligations of any other person, or make any loans or advances (other than intercompany loans or advances);

(iv)

enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments other than in the ordinary course of business consistent with past practice;

(v)	make any material Tax election, information schedule, return or designation, except as required by Law and in a manner consistent with past practice;

(vi)	settle or compromise any material Tax claim, assessment, reassessment or liability;

(vii)	file any amended Tax Return;

(viii)	enter into any material agreement with a Governmental Authority with respect to Taxes;

(ix)

surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter;

(x)	materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Law;

(xi)	pay, discharge or satisfy any claim, liability, indebtedness or obligation prior to the same being due, other than the payment, discharge or satisfaction, in the ordinary course of business;

(xii)	voluntarily waive, release, assign, settle or compromise any Proceeding; or

(xiii)

engage in any new business, enterprise or other activity that is inconsistent with the existing businesses of the Company in the manner such existing businesses generally have been carried on or (as disclosed in the Company Public Disclosure Record) planned or proposed to be carried on prior to the date of this Agreement, or authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(g)	the Company will not, and will not cause or permit its subsidiaries to, directly or indirectly, except in the ordinary course of business:

(i)	terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value, including:

(A)	any existing contractual rights;

(B)	any material Permit; or

(C)	any other material legal rights or claims;

(ii)	enter into any Contract which would be a Material Contract if in existence on the date hereof; or terminate, cancel, extend, renew or amend, modify or change any Material Contract;

(iii)

enter into any material lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee); or materially modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property; or

(iv)	enter into any Contract containing any provision restricting or triggered by the transactions contemplated herein;

(h)	Neither the Company nor its subsidiaries will:

(i)	grant to any officer, director, employee or consultant of the Company or its subsidiaries an increase in compensation in any form;

(ii)

grant any general salary increase, fee or pay any or other material compensation to the directors, officers, employees or consultants of the Company and its subsidiaries, other than the payment of salaries, fees and benefits in the ordinary course of business;

(iii)	take any action with respect to the grant or increase of any severance, change of control, retirement, retention or termination pay;

(iv)	enter into or modify any employment or consulting agreement with any officer or director of the Company or its subsidiaries;

(v)	terminate the employment or consulting arrangement of any senior management employees (including the Company Senior Management), except for cause or as contemplated in Section 4.11 of this Agreement;

(vi)	increase any benefits payable under its current severance or termination pay policies;

(vii)

adopt or amend or make any contribution to or any award under any bonus, profit sharing, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, officers or employees or former directors, officers or employees of the Company or its subsidiaries; or

(viii)	take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under the Company Stock Option Plan;

(i)	the Company will not and will not cause or permit its subsidiaries to make any loan to any officer, director, employee or consultant of the Company or its subsidiaries;

(j)	the Company will not and will not cause or permit its subsidiaries to:

(i)	make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its Permits;

(ii)	take any action or fail to take any action which action or failure to act would:

(A)	result in the material loss, expiration or surrender of, or the loss of any material benefit; or

(B)	be reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation or limitation of rights,

under, any material Permit necessary to conduct its businesses as now being conducted;

(k)	the Company will not, and will not cause or permit its subsidiaries to, settle or compromise any material action, claim or other Proceeding:

(i)	brought against it for damages or providing for the grant of injunctive relief or other non-monetary remedy (“Litigation”); or

(ii)	brought by any present, former or purported holder of its securities,

in connection with the transactions contemplated by this Agreement or the Arrangement;

(l)	the Company will not, and will not cause or permit its subsidiaries to, commence any Litigation;

(m)	the Company will not, and will not cause or permit its subsidiaries to, enter into or renew any Contract:

(i)	containing:

(A)

any limitation or restriction on the ability of the Company or its subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of their affiliates, to engage in any type of activity or business;

(B)

any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or any of its affiliates, is or would be conducted; or

(C)	any limit or restriction on the ability of:

(I)	the Company or its subsidiaries; or

(II)	following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates,

to solicit customers or employees;

or

(ii)	that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;

(n)

the Company will not, and will not cause or permit any of its subsidiaries to, take any action which would render, or which reasonably may be expected to render, any representation or warranty made by the Company in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Company Material Adverse Effect qualifications contained therein) at any time prior to the Effective Date if then made;

(o)

as is applicable, the Company will not, and will not cause or permit its subsidiaries to, agree, announce, resolve, authorize or commit to do any of the matters to which the negative covenants in Sections 4.1(e) to 4.1(n) inclusive pertain; and

(p)

the Company will use commercially reasonable efforts to cause the Purchaser, or its Affiliate, to enter into a service and distribution agreement in a form acceptable to the Purchaser, acting reasonably.

4.2	Covenants of the Purchaser

The Purchaser covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent will not be unreasonably withheld, conditioned or delayed, or as expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law or as disclosed in the Purchaser Disclosure Letter:

(a)	the Purchaser will conduct its business only in the ordinary course;

(b)	the Purchaser will promptly notify the Company orally and then promptly notify the Company in writing of:

(i)	event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect;

(ii)

notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Arrangement;

(iii)	notice or other communication from any Governmental Authority in connection with this Agreement (and contemporaneously provide a copy of any such written notice or communication to the Company);

(iv)	any breach of this Agreement by the Purchaser; or

(v)	any event occurring after the date of this Agreement that would:

(A)	render a representation or warranty, if made on that date or the Effective Date, untrue or inaccurate such that any of the conditions in Section 7.3(b) would not be satisfied; or

(B)

result in the failure in any material respect of the Purchaser to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time;

and

(c)	the Purchaser will not, directly or indirectly, do or permit any of the following:

(i)	amend either:

(A)	its constating documents; or

(B)	terms of Purchaser Shares,

in a manner that could have a material and adverse impact on the market price or value of the Purchaser Shares to be issued pursuant to the Arrangement;

(ii)	split, combine or reclassify any of the Purchaser Shares;

(iii)	other than in accordance with past practices, declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to the Purchaser Shares;

(iv)	reorganize, amalgamate, combine or merge the Purchaser with any other Person;

(v)	adopt a plan of liquidation or resolutions providing for the liquidation of dissolution of the Purchaser or any of its material subsidiaries; or

(vi)	enter into, modify or terminate any contract with respect to any of the foregoing.

4.3	Access to Information

(a)

Subject to compliance with applicable Laws and the terms of any existing Contracts, the Company (the “Providing Party”) will afford to the Purchaser and its Representatives (the “Accessing Party”), until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, continuing access to the Company Diligence Information, and reasonable access during normal business hours and upon reasonable notice, to the Providing Party’s and its subsidiaries’ businesses, properties, books and records and such other data and information as the Accessing Party may reasonably request, as well as to its management personnel, provided, that:

(i)	such access shall not unduly interfere with the ordinary conduct of the businesses of the Providing Party; and

(ii)

other than in circumstances where access to or disclosure of would not result in the loss of attorney-client privilege, the Providing Party shall not have any obligation in response to a request by the Accessing Party to provide access to or otherwise disclose any information or documents subject to attorney-client privilege.

(b)

Subject to compliance with applicable Laws and such requests not materially and unduly interfering with the ordinary conduct of the business of the Providing Party, the Providing Party will also make available to the Accessing Party and its Representatives information requested by the Accessing Party for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of the Providing Party and the Accessing Party and its affiliates following completion of the Arrangement.

(c)

Investigations made by or on behalf of a Party, whether under this Section 4.3 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Party in this Agreement.

4.4	Covenants of the Company in respect of the Arrangement

Subject to the terms and conditions of this Agreement, the Company shall and shall cause its subsidiaries to perform all obligations required to be performed by the Company under this Agreement, cooperate with the Purchaser in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and the other transactions contemplated hereby, including (without limiting the obligations of the Company in Article 2):

(a)	publicly announcing the:

(i)	execution of this Agreement;

(ii)	support of the Company Board of the Arrangement (including the voting intentions of the Support Shareholders referred to in Section 3.1(jj));

(iii)	recommendation of the Company Board to the Company Shareholders to vote in favour of the Arrangement Resolution; and

(iv)	support of each of the Support Shareholders pursuant to the Support Agreements;

(b)	using its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are:

(i)	necessary or advisable under any applicable Contracts of the Company in connection with the Arrangement; or

(ii)	required in order to maintain any Contracts of the Company in full force and effect following completion of the Arrangement;

(c)

using its commercially reasonable efforts to have the holder(s) of the Surrendered Company Warrants surrender such warrants to the Company for cancellation at the Effective Time, and to obtain from such warrantholder(s), the certificates representing the Surrendered Company Warrants for surrender and cancellation, a duly executed power of attorney surrendering such Surrendered Company Warrants, and any documents contemplated by Section 7.3(k); and

(d)	using its commercially reasonable efforts to facilitate and assist the Purchaser with entering into the service and distribution agreement contemplated by Section 4.1(p);

in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Purchaser.

4.5	Covenants of the Purchaser in respect of the Arrangement

Subject to the terms and conditions of this Agreement, the Purchaser will perform all obligations required to be performed by it under this Agreement, cooperate with the Company in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and other transactions contemplated hereby, including (without limiting the obligations of the Purchaser in Article 2):

(a)

cooperating with the Company in connection with, and using its commercially reasonable efforts to assist the Company in obtaining the waivers, consents and approvals referred to in Section 4.4(b), provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with obtaining any waiver, consent or approval from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, the Purchaser will not be required to pay or commit to pay to such person whose waiver, consent or approval is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation;

(b)

using its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Purchaser relating to the Arrangement required to be completed prior to the Effective Time, other than with respect to the CSE Approval (as defined below);

(c)	using its commercially reasonable efforts to ensure that the Purchaser Shares comprising the Consideration to be issued pursuant to the Arrangement will:

(i)	have been duly authorized and, upon issue, will be validly issued as fully paid and non-assessable shares in the capital of the Purchaser; and

(ii)

will not be issued in violation of the articles, by-laws or other constating document of the Purchaser or any material agreement, contract, covenant, undertaking or commitment to which the Purchaser is bound;

(d)

using its commercially reasonable efforts to make application for the listing and posting for trading on the CSE of the Purchaser Shares, including the Purchaser Shares comprising the Consideration (the “CSE Approval”); and

(e)	forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it.

4.6	Concurrent Financing

(a)

Each of the Company, and the Purchaser shall use commercial reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Concurrent Financing at or prior to the Effective Date, including using commercially reasonable efforts to:

(i)

negotiate in good faith and, if applicable, enter into definitive agreements (the “Definitive Concurrent Financing Agreements”) with respect to the Concurrent Financing as promptly as practicable after the date hereof, on terms as to be mutually determined by the Company, and the Purchaser, acting reasonably;

(ii)	satisfy on a timely basis all conditions and otherwise comply with all terms applicable to the Company or the Purchaser, respectively, if applicable, in the Definitive Concurrent Financing Agreements;

(iii)	comply with its respective obligations under the Definitive Concurrent Financing Agreements;

(iv)	enforce its rights under the Definitive Concurrent Financing Agreements; and

(v)	cause the satisfaction of the escrow conditions of the Subscription Receipts, if applicable.

(b)

The Company, the Purchaser and the Purchaser Parent may not agree to or permit any amendment, supplement or other modification to be made to the Definitive Concurrent Financing Agreements without prior written consent from the other Party.

(c)	Each of the Company, and the Purchaser shall:

(i)	provide confirmation to the other Party of the execution of the Definitive Concurrent Financing Agreements promptly after their execution,

(ii)

give the other Party prompt notice of any breach or threatened breach of any provision of the Definitive Concurrent Financing Agreements that could reasonably be expected to delay or impair or prevent the funding of the Concurrent Financing or any termination or threatened termination thereof, and

(iii)	otherwise keep the other Party reasonably informed on the status of the arrangement and obtaining of the Concurrent Financing.

(d)

Each of the Company, and the Purchaser shall use commercially reasonable efforts to provide to the other Party with such cooperation as is reasonably requested by the Company and the Purchaser, as applicable, in connection with the arrangement and consummation of the Concurrent Financing.

4.7	Mutual Covenants

Other than in respect of obtaining all Regulatory Approvals and CSE Approval, each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, it will:

(a)

use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 7 to the extent the same is within its control;

(b)

use commercially reasonable efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary and commercially reasonable to permit the completion of the Arrangement in accordance with its obligations under this Agreement, the Plan of Arrangement and applicable Laws and cooperate with the other Parties in connection therewith, including using commercially reasonable efforts to:

(i)	obtain all Regulatory Approvals required to be obtained by it;

(ii)

effect or cause to be effected all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Arrangement;

(iii)

oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement;

(iv)	defend all lawsuits or other legal, regulatory or other Proceedings against the Purchaser or its directors or officers challenging or affecting this Agreement or the completion of the Arrangement; and

(v)	cooperate with the other Party in connection with the performance by it of its obligations hereunder;

(c)

use commercially reasonable efforts to not take or cause to be taken any action which is inconsistent with this Agreement or which would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement; and

(d)

use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Party’s legal counsel to permit the completion of the Arrangement.

4.8	Covenants Related to Regulatory Approvals

With respect to obtaining all Regulatory Approvals required for the completion of the Arrangement, subject to the terms and conditions of this Agreement and until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, each Party, as applicable to that Party, covenants and agrees to:

(a)	use its commercially reasonable efforts to:

(i)	obtain all required Regulatory Approvals and cooperate with the other Party in connection with all Regulatory Approvals sought by the other Party; and

(ii)

as regards any request or notice from any Governmental Authority requiring that Party to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in respect of obtaining or concluding the Regulatory Approvals sought by either Party, to respond promptly; and

(A)	cooperate with the other Party; and

(B)	furnish to the other Party such information and assistance as a Party may reasonably request,

in connection with preparing any submission or response to such request or notice from a Governmental Authority;

(b)

as regards any proposed substantive applications, notices, filings, submissions, undertakings, correspondence and communications (including responses to requests for information and inquiries from any Governmental Authority) in respect of obtaining or concluding all required Regulatory Approvals:

(i)	provide the other Party with drafts thereof in advance;

(ii)	permit the other Party a reasonable opportunity to review in advance and comment thereon;

(iii)	agree to consider those comments in good faith; and

(iv)	provide the other Party with final copies thereof,

provided that any competitively sensitive information included therein may be provided on an “external counsel only” basis; and

(c)	keep the other Party reasonably informed, on a timely basis, of the status of discussions relating to obtaining or concluding the required Regulatory Approvals sought by such Party.

4.9	Listing Statement

(a)

As soon as reasonably practicable after the execution of this Agreement, the Purchaser shall use commercially reasonable efforts to prepare the Listing Statement together with any other documents required by the rules and policies of the CSE with respect to obtaining CSE Approval.

(b)

The Company will cooperate in the preparation, and filing of the Listing Statement and will, in a timely manner, furnish the Purchaser with all such information regarding the Company as may reasonably be required to be included in the Listing Statement pursuant to applicable Laws and the rules and policies of the CSE and any other documents related thereto.

(c)

The Company represents and warrants that any information or disclosure relating to Company that is furnished in writing by Company for inclusion in the Listing Statement will comply in all material respects with all applicable Laws (including applicable securities Laws), and, without limiting the generality of the foregoing, that the Listing Statement, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

(d)

The Company shall promptly notify the Purchaser if at any time before the date of filing in respect of the Listing Statement, any Party becomes aware that the Listing Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Listing Statement and the parties shall cooperate in the preparation of any amendment or supplement to such documents, as the case may be, as required or appropriate.

(e)

The Company shall use commercially reasonable efforts to cooperate with the Purchaser with respect to the application for CSE Approval, including assisting the Company with obtaining any escrow agreements with securityholders of the Company, if required by the CSE;

(f)

Notwithstanding anything else in this Agreement, the Purchaser will not be required to pay or commit to pay any third party whose action, agreement, waiver, consent or approval is required with respect to such CSE Approval, including with respect to any required escrow agreement required by the CSE, any cash or other consideration, or make any commitment or incur any liability or other obligation.

4.10	Consolidation

The Company shall use commercially reasonable efforts to complete the Consolidation prior to the Effective Time.

4.11	Resignations

Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause, and it shall cause any of its subsidiaries to use commercially reasonable efforts to cause, all directors, officers and employees of the Company and its direct or indirect subsidiaries to provide resignations and full and final mutual releases in favour of the Company and such subsidiaries, as applicable, from all liability and obligations and in form and substance satisfactory to the Purchaser, acting reasonably, as at the Effective Time.

4.12	Indemnification

The Parties agree that all rights to indemnification existing in favour of the present and former directors and officers of the Company (each such present or former director or officer of the Company being herein referred to as an “Indemnified Party” and such persons collectively being referred to as the “Indemnified Parties”) as provided by contracts or agreements to which the Company is a party and in effect as of the date hereof, copies of which included in the Company Diligence Information, will:

(a)	survive, and continue in full force and effect following, the completion of the transaction contemplated by this Agreement; and

(b)	shall not be modified by such completion,

and the Company and any successor to the Company (including any Surviving Corporation) shall continue to honour such rights of indemnification and indemnify the Indemnified Parties pursuant thereto, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for six years following the Effective Date.

4.13	Purchaser Board

The Parties shall use commercially reasonable efforts to reconstitute the Purchaser’s board of directors immediately following the Effective Time to be composed of six members, being Jamie Colbourne, Mark Murray, Clive Sirkin, Paul Norman, Alex Spiro and one other director to be determined by the Purchaser, or any other individuals as determined by the Purchaser and the Company, provided each are qualified to act as directors pursuant to applicable Law and are acceptable to the CSE.

4.14	Control of Business.

(a)	Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time.

(b)

Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and each of its subsidiaries’ respective operations.

ARTICLE 5
ADDITIONAL AGREEMENTS

5.1	Acquisition Proposals

(a)

Except permitted in this Article 5, from and after the date of this Agreement and until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 6.1, each Party and its subsidiaries shall not, directly or indirectly, through any of their Representatives or otherwise, and shall not permit any such person to:

(i)

make, initiate, solicit or encourage (including by way of furnishing or affording access to information or any site visit), or otherwise take any other action that facilitates, directly or indirectly, any inquiry, proposal or offer that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal;

(ii)

enter into or otherwise engage or participate in any discussions or negotiations with, furnish information to, or otherwise co-operate in any way with, any person (other than the other Party, and its subsidiaries) regarding an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal provided, however, that such Party or its Representatives may communicate with such person for the sole purpose of advising such person that the terms of such Acquisition Proposal do not constitute or are not reasonably likely to result in a Superior Proposal;

(iii)

take no position or remain neutral with respect to, or agree to, accept, approve, endorse or recommend, or propose publicly to agree to accept, approve, endorse or recommend any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period exceeding three Business Days after such Acquisition Proposal has been publicly announced shall be deemed to constitute a violation of this Section 5.2(a)(iii));

(iv)	if such Party is the Company, make or propose publicly to make a Change of Recommendation;

(v)

accept, enter into, or propose publicly to accept or enter into, any agreement, understanding or arrangement effecting or related to any Acquisition Proposal or potential Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by and in accordance with Section 5.2(e)); or

(vi)

make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the board of directors of such Party of the transactions contemplated hereby.

(b)	Each Party:

(i)

and its Representatives will, and will cause its subsidiaries and their Representatives, to immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion or negotiations with any person (other than the other Party and its Representatives) with respect to any Acquisition Proposal or inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal and, in connection therewith, such Party will:

(A)	immediately discontinue access of any such person to any confidential information concerning the such Party and its subsidiaries, including access to any data room, virtual or otherwise; and

(B)

within two Business Days after the date hereof, to the extent such information has not previously been returned or destroyed, promptly request, and exercise all rights it has to require, the return or destruction of all copies of any confidential information regarding the such Party and its subsidiaries provided to any person other than the other Party and its Representatives and the return or destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the such Party or its subsidiaries, using commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights.

(c)

Each Party represents and warrants that since January 1, 2020, neither such Party nor any of its subsidiaries has waived any confidentiality, standstill or similar agreement or restriction to which such Party or any subsidiary is a party and further covenants and agrees:

(i)

not to release (or allow any of its subsidiaries to release) any person from, grant any permission under or terminate, modify, amend or waive the terms of, any confidentiality agreement or standstill agreement or standstill or similar provisions in any such confidentiality agreement (it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as the result of the entering into an announcement of this Agreement shall not be a violation of this Section 5.2(c)); and

(ii)

to, and to cause each of its subsidiaries to, take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which such Party or any subsidiary is a party.

(d)	Each Party will:

(i)	promptly (and, in any event, within 24 hours) notify the other Party, at first orally and thereafter in writing, of:

(A)	any Acquisition Proposal (whether or not in writing);

(B)	any inquiry, proposal or offer (whether or not in writing) that could reasonably be expected to lead to an Acquisition Proposal; and

(C)	any request received by such Party or any of its subsidiaries or any of their Representatives for:

(I)	non-public information relating to such Party (or any of its subsidiaries); or

(II)	access to the properties, books or records of such Party (or any of its subsidiaries) by any person,

in connection with, or that could reasonably be expected to result in, an Acquisition Proposal.

(ii)	include in the written notification contemplated in Section 5.1(d)(i):

(A)	a copy of the Acquisition Proposal, inquiry, proposal, offer or request;

(B)	a description of its material terms and conditions; and

(C)	the identity of all persons making such Acquisition Proposal, inquiry, proposal, offer or request;

(iii)	promptly provide to the other Party such other information concerning such Acquisition Proposal, inquiry, proposal, offer or request as the other Party may reasonably request; and

(iv)	promptly and fully inform the other Party of the status and details (including all amendments, changes or other modifications) of any such Acquisition Proposal, inquiry, proposal, offer or request.

(e)

Notwithstanding anything to the contrary contained in Section 5.1(a), if a Party receives a bona fide written Acquisition Proposal from any person after the date hereof and prior to the Company Meeting that did not result from a breach of this Section 5.1, and subject to such Party’s compliance with Section 5.1(d), such Party and its Representatives may contact such person solely to clarify the terms and conditions of such Acquisition Proposal so as to determine whether such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, furnish information with respect to it to such person pursuant to an Acceptable Confidentiality Agreement and participate in discussions or negotiations regarding such Acquisition Proposal, if and only if:

(i)

prior to any such contacting, furnishing or participation described above, the board of directors of such Party determines, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is or could reasonably be expected to result in a Superior Proposal;

(ii)

such person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality agreement, standstill, permitted use, business purpose or similar restriction with such Party or any of its subsidiaries or Representatives;

(iii)

if applicable, such person has delivered to such Party a waiver of the terms of any pre-existing confidentiality agreement that restricts such Party from disclosing information to the other Party as required pursuant to this Article 5;

(iv)	such Party has been, and continues to be, in compliance with its obligations under this Article 5; and

(v)	prior to or concurrently with providing any copies of, access to or disclosure of information, properties, facilities, books or records of such Party or its subsidiaries, such Party:

(A)	enters into and provides a copy of an Acceptable Confidentiality Agreement to the other Party promptly (and in any event within 24 hours thereafter) upon its execution; and

(B)

contemporaneously provides to the other Party any non-public information concerning such Party that is provided to such person which was not previously provided to the other Party or its Representatives.

(f)	Except as expressly permitted by this Section 5.1, neither the board of directors of such Party, nor any committee thereof will permit a Party to accept or enter into any Acquisition Agreement:

(i)	requiring such Party to abandon, terminate or fail to consummate the Arrangement; or

(ii)

providing for the payment of any break, termination or other fees or expenses to any person proposing an Acquisition Proposal if such Party completes the transactions contemplated hereby or any other transaction with the Purchaser or any of its affiliates.

(g)

Notwithstanding Section 5.1(f), if such Party receives a bona fide Acquisition Proposal that is a Superior Proposal from any person after the date hereof and prior to the Company Meeting, then the board of directors of such Party may, prior to the Company Meeting, withdraw, modify, qualify or change in a manner adverse to the other Party its approval or recommendation of the Arrangement and/or approve or recommend such Superior Proposal and/or enter into an Acquisition Agreement with respect to such Superior Proposal if and only if:

(i)

the person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, use, business purpose or similar restriction with such Party or any of its subsidiaries;

(ii)

such Party did not breach any provision of this Section 5.1 in connection with the preparation or making of such Acquisition Proposal and such Party has been and continues to be in compliance with this Section 5.1;

(iii)	such Party has given written notice to the other Party:

(A)	that it has received such Superior Proposal and that the board of directors of such Party has determined that:

(I)	such Acquisition Proposal constitutes a Superior Proposal; and

(II)	the board of directors of such Party intends to:

(1)

withdraw, modify, qualify or change in a manner adverse to the other Party, its approval or recommendation of the Arrangement (including, with respect to the Company, the recommendation that the Company Shareholders vote in favour of the Arrangement Resolution); and/or

(2)	enter into an Acquisition Agreement with respect to such Superior Proposal,

in each case, promptly following the making of such determination;

and

(B)

from the board of directors of such Party regarding the value and financial terms that board of directors of such Party, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under any such Acquisition Proposal;

(iv)	such Party has provided the other Party with:

(A)	a copy of the proposed Acquisition Agreement; and

(B)	all supporting materials, including any financing documents supplied to such Party in connection therewith;

(v)	a period of at least three full Business Days (such period being the “Superior Proposal Notice Period”) has elapsed from the later of:

(A)	the date the other Party received the notice from such Party referred to in Section 5.1(g)(iii); and

(B)	the date on which the other Party received the materials set out in Section 5.1(g)(iv);

(vi)

during any Superior Proposal Notice Period, the other Party has had the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(vii)	after the Superior Proposal Notice Period, the board of directors of such Party has determined, in accordance with Section 5.1(h), that:

(A)	such Acquisition Proposal remains a Superior Proposal compared to the Arrangement as proposed to be amended by the other Party; and

(B)

the failure by the board of directors of such Party to recommend that such Party enter into the Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties;

(viii)	such Party concurrently terminates this Agreement pursuant to Section 6.1(d)(i); and

(ix)	such Party has previously, or concurrently has, paid to the other Party the Termination Fee.

(h)	During the Superior Proposal Notice Period with respect to the Party who received the Superior Proposal:

(i)

board of directors of such Party will review in good faith any offer made by the other Party to amend the terms of this Agreement and the Arrangement in order to determine, in consultation with its financial advisors and outside legal counsel, whether the proposed amendments would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal;

(ii)	subject to such Party’s disclosure obligations under applicable Securities Laws:

(A)	the fact of the making of; and

(B)	each of the terms of, any such proposed amendments,

shall be kept strictly confidential and shall not be disclosed to any person (including without limitation, the person having made the Superior Proposal), other than such Party’s Representatives, without the other Party’s prior written consent;

(iii)	if the board of directors of such Party determines that such Acquisition Proposal would cease to be a Superior Proposal as a result of the amendments proposed by the other Party, then such Party will:

(A)	forthwith so advise the other Party; and

(B)	promptly thereafter accept the offer by the other Party to amend the terms of this Agreement, and the Arrangement,

and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing; and

(iv)	if the board of directors of such Party:

(A)	continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal; and

(B)	therefore rejects the other Party’s offer to amend this Agreement and the Arrangement, if any,

then such Party may, subject to compliance with the other provisions hereof, terminate this Agreement, in accordance with Section 6.1(d)(i), and enter into an Acquisition Agreement in respect of such Superior Proposal.

(i)	Each successive modification of any Superior Proposal shall:

(i)	constitute a new Superior Proposal for the purposes of Section 5.1(h); and

(ii)	require a new three full Business Day Superior Proposal Notice Period from the later of:

(A)	the date on which the other Party received the notice from the Party which received the Superior Proposal referred to in Section 5.1(g)(iii); and

(B)	the date on which the other Party received the materials set out in Section 5.1(g)(iv).

(j)	The board of directors of the Party which received the Superior Proposal shall reaffirm its recommendation in favour of the Arrangement by news release promptly after:

(i)	the board of directors of such Party has determined that any Acquisition Proposal is not a Superior Proposal, if the Acquisition Proposal has been publicly announced or made; or

(ii)

the board of directors of such Party makes the determination referred to in Section 5.1(h) that an Acquisition Proposal that has been publicly announced or made and which previously constituted a Superior Proposal has ceased to be a Superior Proposal, and such Party shall provide to the other Party and its outside legal counsel a reasonable opportunity to review and comment on the form and content of any such news release and give reasonable consideration to all amendments to such press release requested by the other Party and its counsel, such news release to state that the board of directors of such Party has determined that such Acquisition Proposal is not a Superior Proposal.

(k)	Each Party and/or any of its subsidiaries will not become a party to any Contract with any person subsequent to the date hereof that limits or prohibits such Party from providing:

(i)

or making available to the other Party and its affiliates and Representatives any information provided or made available to such person or its officers, directors, employees, consultants, advisors, agents or other representatives (including solicitors, accountants, investment bankers and financial advisors) pursuant to any confidentiality agreement described in this Section 5.1; or

(ii)	the other Party and its affiliates and Representatives with any other information required to be given to it by such Party under this Section 5.1.

(l)

Notwithstanding any of the provisions of this Section 5.1 the board of directors of the each Party has the right to respond, within the time and in the manner required by applicable Securities Laws, to any take-over bid made for the voting and equity securities of such Party that it determines is not a Superior Proposal, provided that the other Party and its counsel has been provided with a reasonable opportunity to review and comment on any such response and the board of directors of the such Party shall give reasonable consideration to such comments.

(m)

Any violation of the restrictions set forth in this Article 5 by each Party’s Representatives, each Party’s subsidiaries and/or each Party’s subsidiaries’ Representatives shall be deemed a breach of this Article 5 by such Party and such Party shall ensure that its subsidiaries and such Party and each of their respective Representatives are aware of the provisions of this Section 5.1.

5.2	Termination Fee

(a)	“Company Termination Fee Event” means any of the following events:

(i)	this Agreement shall have been terminated by the Purchaser pursuant to Section 6.1(c)(i) [Change of Recommendation];

(ii)	this Agreement shall have been terminated by the Purchaser pursuant to Section 6.1(c)(ii) [Breach of Non-Solicitation Covenants]; or

(iii)	this Agreement shall have been terminated by the Company pursuant to Section 6.1(d)(i) [Superior Proposal].

(b)	In the case of the occurrence of a Company Termination Fee Event referred to in:

(i)	Section 5.2(a)(i) or 5.2(a)(ii), within one Business Day following termination of this Agreement; or

(ii)	Section 5.2(a)(iii), prior to or concurrent with termination of this Agreement,

the Company shall pay to the Purchaser a termination fee of USD$200,000 (the “Company Termination Fee”) by wire transfer in immediately available funds to an account specified by the Purchaser.

(c)	“Purchaser Termination Fee Event” means any of the following events:

(i)	this Agreement shall have been terminated by the Company pursuant to Section 6.1(d)(ii) [Breach of Non-Solicitation Covenants]; or

(ii)	this Agreement shall have been terminated by the Purchaser pursuant to Section 6.1(c)(ii) [Superior Proposal].

(d)	In the case of the occurrence of a Purchaser Termination Fee Event referred to in:

(i)	Section 5.2(c)(i) within one Business Day following termination of this Agreement; or

(ii)	Section 5.2(c)(ii), prior to or concurrent with termination of this Agreement,

the Purchaser shall pay to the Company a termination fee of USD$200,000 (the “Purchaser Termination Fee”) by wire transfer in immediately available funds to an account specified by the Company.

(e)	Each Party will:

(i)	pay:

(A)

its respective legal and accounting costs, fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement; and

(B)	any other costs, fees and expenses whatsoever and howsoever incurred;

and

will indemnify and save harmless the others from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

(f)

Each Party acknowledges that all of the payment amounts set out in this Section 5.2 are payments in consideration for the disposition of the Company’s or Purchaser’s rights, as applicable, under this Agreement and represent liquidated damages which are a genuine pre-estimate of the damages which the Party receiving the Termination Fee will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties and each Party irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(g)

The Parties agree that the payment of an amount pursuant to this Section 5.2 in the manner provided herein is the sole and exclusive remedy of the Party receiving the Termination Fee in respect of the event giving rise to such payment, provided, however, that:

(i)

nothing contained in this Section 5.2, and no payment of any such amount, shall relieve or have the effect of relieving the Party paying the Termination Fee in any way from liability for damages incurred or suffered by the other Party as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement; and

(ii)	nothing contained in this Section 5.2 shall preclude the Party receiving the Termination Fee from seeking:

(A)	injunctive relief in accordance with Section 8.15 to restrain the breach or threatened breach of the covenants or agreements set forth in this Agreement; or

(B)	specific performance of any of the acts, covenants or agreements set forth in this Agreement, without the necessity of posting a bond or security in connection therewith.

ARTICLE 6
TERMINATION

6.1	Termination

(a)	Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Company, and the Purchaser.

(b)	Termination by either the Company or the Purchaser. This Agreement may be terminated by either the Company or the Purchaser at any time prior to the Effective Time, if:

(i)

the Effective Time does not occur on or before the Outside Date, provided that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any Party whose failure to fulfil any of its covenants or obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date;

(ii)	the Company Meeting is held and the Arrangement Resolution is not approved by the Company Shareholders in accordance with applicable Laws and the Interim Order; or

(iii)

any Law is enacted, made, enforced or amended, as applicable, that makes the completion of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable, provided that the right to terminate this Agreement under this Section 6.1(b)(iii) shall not be available to any Party unless such Party has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement.

(c)	Termination by the Purchaser. This Agreement may be terminated by the Purchaser at any time prior to the Effective Time, if:

(i)	the Company Board or any committee thereof:

(A)	fails to publicly make a recommendation that the Company Shareholders vote in favour of the Arrangement Resolution as contemplated in Section 2.2(h), 2.5(f), and 5.1(j); or

(B)

fails to reaffirm its recommendation that the Company Shareholders vote in favour of the Arrangement Resolution by the third Business Day following receipt of a request by the Purchaser to do so (and if the Company Meeting is scheduled to occur within such three Business Day period, no later than the later of one Business Day following receipt of a request by the Purchaser or the second Business Day prior to the date of the Company Meeting);

(C)	withdraws, modifies, qualifies or changes, in a manner adverse to the Purchaser, its approval or recommendation of the Arrangement;

(D)

takes no position or remains neutral with respect to any publicly announced or otherwise publicly disclosed Acquisition Proposal for a period exceeding three Business Days (or, if the Company Meeting is scheduled to occur within such three Business Day period, then for a period beyond the third Business Day prior to the date of the Company Meeting);

(each of the foregoing a “Change of Recommendation”) or

(E)	accepts, approves, endorses or recommends any Acquisition Proposal; or

(F)	publicly proposes or announces its intention to do any of the foregoing;

(ii)

at any time prior to the approval of the Arrangement Resolution, if the board of directors of the Purchaser approves and authorizes the Purchaser to enter into, a definitive agreement providing for the implementation of a Superior Proposal in accordance with Section 5.1(g), subject to the Purchaser:

(A)	complying with the terms of Section 5.1; and

(B)	paying the Termination Fee;

(iii)	the Company:

(A)	enters into an Acquisition Agreement in respect of any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 5.1(e)); or

(B)	intentionally and materially breaches any of its material obligations or material covenants set forth in Section 5.1;

(iv)

subject to compliance with Section 6.3, the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied, and such breach is incapable of being cured or is not cured in accordance with the terms of Section 6.3, provided, however, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied; or

(v)	a Company Material Adverse Effect has occurred and is continuing.

(d)	Termination by the Company. This Agreement may be terminated by the Company:

(i)

at any time prior to the approval of the Arrangement Resolution, if the Company Board approves and authorizes the Company to enter into, a definitive agreement providing for the implementation of a Superior Proposal in accordance with Section 5.1(g), subject to the Company:

(A)	complying with the terms of Section 5.1; and

(B)	paying the Termination Fee;

(ii)	the Purchaser:

(A)	enters into an Acquisition Agreement in respect of any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 5.1(e)); or

(B)	intentionally and materially breaches any of its material obligations or material covenants set forth in Section 5.1;

(iii)

at any time prior to the Effective Time, subject to compliance with Section 6.3, if the Purchaser breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied, and such breach is incapable of being cured or is not cured in accordance with the terms of Section 6.3, provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(iv)	a Purchaser Material Adverse Effect has occurred and is continuing.

6.2	Void upon Termination

(a)	If this Agreement is terminated pursuant to Section 6.1, then:

(i)	this Agreement shall become void and of no force and effect; and

(ii)	no Party will have any liability or further obligation to the other Party hereunder,

except that the provisions of this Section 6.2, Section 4.3, Section 5.2 and Article 8 (other than Section 8.8 and Section 8.16) shall survive any termination hereof pursuant to Section 6.1.

(b)	Neither:

(i)	the termination of this Agreement; nor

(ii)	anything contained in Section 5.2 or this Section 6.2,

will relieve any Party from any liability for any intentional or wilful breach by it of this Agreement, including any intentional or wilful making of a misrepresentation in this Agreement.

6.3	Notice and Cure Provisions

(a)

If any Party determines, at any time prior to the Effective Time, that it intends to refuse to complete the transactions contemplated hereby because of any unfilled or unperformed condition contained in this Agreement, then such Party will so notify the other Party forthwith upon making such determination in order that the other Party will have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Outside Date.

(b)	Neither the Company nor the Purchaser may:

(i)	elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Article 7 hereof; or

(ii)	exercise any termination right arising therefrom,

and no payments will be payable as a result of such election pursuant to Article 7 unless forthwith, and in any event prior to the Effective Time, the Party intending to rely thereon has given a written notice to the other Party.

(c)	The notice required pursuant to Section 6.3(b) must specify, in reasonable detail all breaches of:

(i)	covenants;

(ii)	representations and warranties; or

(iii)	other matters,

which the Party giving such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be.

(d)

If any notice required pursuant to Section 6.3(b) is duly given, then provided that the other Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Party giving such notice may not terminate this Agreement as a result thereof until the earlier of the:

(i)	Outside Date; and

(ii)	date of expiration of a period of 15 Business Days from such notice.

(e)

If notice required pursuant to Section 6.3(b) is duly given prior to the date of the Company Meeting, then such meeting, unless the Parties otherwise agree, will be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein).

ARTICLE 7
CONDITIONS PRECEDENT

7.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, or mutual waiver by the Parties, on or before the Effective Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by the Purchaser and the Company at any time:

(a)	the Arrangement Resolution has been approved by the Company Shareholders at the Company Meeting, in accordance with the Interim Order and applicable Laws;

(b)	each of the Interim Order and Final Order:

(i)	has been obtained in form and substance satisfactory to each of the Company and the Purchaser, each acting reasonably; and

(ii)	has not been set aside or modified in any manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise;

(c)	the necessary conditional approvals or equivalent approvals, as the case may be, of the CSE has been obtained with respect to the listing of the Purchaser Shares on the CSE;

(d)	the issuance of the Consideration is exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;

(e)

if applicable the Arrangement Filings, to be sent to the Registrar in accordance with this Agreement and the BCBCA, are in form and content satisfactory to the Company and the Purchaser, each acting reasonably;

(f)

the Concurrent Financing shall have closed for minimum gross proceeds of at least $8,000,000 on terms acceptable to the Parties, and, if applicable, the escrow conditions of the Subscription Receipts shall have been satisfied and the underlying Company Shares and Company Sub Receipt Warrants shall have been issued;

(g)

the board of directors of the Purchaser shall have approved the reconstitution of the Purchaser’s board of directors as of immediately following the Effective Time, as contemplated by Section 4.13; and

(h)	this Agreement has not been terminated in accordance with its terms.

7.2	Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement will be subject to the satisfaction, or waiver by the Company, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a)	the Purchaser has complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;

(b)

the representations and warranties of the Purchaser in Section 3.2 are true and correct (disregarding for this purpose all materiality or Purchaser Material Adverse Effect qualifications contained therein) at and as of the date hereof and Effective Date as if made on and as of such date (except for such representations and warranties which are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except for breaches of representations and warranties (other than the Purchaser Fundamental Representations) which have not had and would not reasonably be expected to:

(i)	have, individually or in the aggregate, a Purchaser Material Adverse Effect; or

(ii)	prevent, significantly impede or materially delay the completion of the Arrangement,

it being understood that it is a separate condition precedent to the obligations of the Company hereunder that the Purchaser Fundamental Representations must be accurate in all respects when made and as of the Effective Date;

(c)

no Law has been enacted, issued, promulgated, enforced, made, entered, issued or applied; or Proceeding has been taken, or is pending or threatened under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent), that:

(i)	makes the Arrangement illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Arrangement or the payment of the Consideration;

(ii)

prohibits, restricts or imposes terms or conditions on the ownership or operation by the Purchaser of the business or assets of the Purchaser, their affiliates and related entities, the Company or any of the Company’s subsidiaries and related entities; or

(iii)	prevents or materially delays the consummation of the Arrangement, or if the Arrangement were to be consummated, has a Purchaser Material Adverse Effect;

(d)	the Purchaser has complied with its obligations under Section 2.11 and the Depositary shall have confirmed receipt of the Consideration; and

(e)	there has not occurred, prior to the Effective Time:

(i)	a Purchaser Material Adverse Effect; or

(ii)	any event, occurrence, circumstance or development that could reasonably be expected to have a Purchaser Material Adverse Effect;

(f)	any required Regulatory Approvals will have been obtained; and

(g)	the Company has received a certificate of the Purchaser:

(i)	signed by a senior officer of the Purchaser; and

(ii)	dated the Effective Date,

certifying that the conditions set out in Section 7.2(a) and Section 7.2(b) have been satisfied, which certificate will cease to have any force and effect after the Effective Time.

7.3	Additional Conditions Precedent to the Obligations of the Purchaser

The obligation of the Purchaser to complete the Arrangement will be subject to the satisfaction, or waiver by the Purchaser, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Purchaser and which may be waived by the Purchaser at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Purchaser may have:

(a)	the Company has complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;

(b)

the representations and warranties of the Company in Section 3.1 shall be true and correct (disregarding for this purpose all materiality or Company Material Adverse Effect qualifications contained therein) at and as of the date hereof and the Effective Date as if made on and as of such date (except for such representations and warranties which are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date) except for breaches of representations and warranties (other than the Company Fundamental Representations) which have not had and would not reasonably be expected to:

(i)	have, individually or in the aggregate, a Company Material Adverse Effect; or

(ii)	prevent, significantly impede or materially delay the completion of the Arrangement,

it being understood that it is a separate condition precedent to the obligations of the Purchaser hereunder that the Company Fundamental Representations must be accurate in all respects when made and as of the Effective Date;

(c)

no Law has been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding will otherwise have been taken, or be pending or threatened under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent) that:

(i)	makes the Arrangement illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Arrangement or the payment of the Consideration;

(ii)

compels the Purchaser to dispose of or hold separate any of the business or assets of the Purchaser, their affiliates and related entities, the Company or any of the Company’s subsidiaries and related entities as a result of the Arrangement; or

(iii)	prevents or materially delays the consummation of the Arrangement, or if the Arrangement were to be consummated, has a Company Material Adverse Effect;

(d)	the Purchaser shall have received a certificate of the Company:

(i)	signed by a senior officer of the Company; and

(ii)	dated the Effective Date,

certifying that the conditions set out in Section 7.3(a), Section 7.3(b) and Section 7.3(f) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;

(e)	the Purchaser shall have received a certificate of the Company:

(i)	signed by a senior officer of the Company; and

(ii)	dated the Effective Date,

certifying a copy of the constating documents of the Company, an incumbency certificate giving the name and bearing a specimen signature of each individual authorized to sign, in the name and on behalf of the Company, this Agreement and any other ancillary documents, and a copy of all resolutions of the board of directors and shareholders of the Company authorizing this Agreement, the Arrangement, and the other transactions contemplated hereunder;

(f)	in connection with the Arrangement, the Company Shares in respect of which Company Shareholders have either:

(i)	exercised Dissent Rights; or

(ii)	have instituted proceedings to exercise Dissent Rights,

do not exceed 5% of the Company Shares then outstanding;

(g)	there has not occurred, prior to the Effective Time:

(i)	a Company Material Adverse Effect; or

(ii)	any event, occurrence, circumstance or development that could reasonably be expected to have a Company Material Adverse Effect;

(h)	the Consolidation shall have been completed;

(i)	any required Regulatory Approvals will have been obtained;

(j)	the Company shall have delivered the resignations and releases contemplated by Section 4.10; and

(k)

the warrant certificates representing the Surrendered Company Warrants have been duly surrendered by the holder(s) thereof for cancellation by the Company at the Effective Time, with a duly executed power of attorney executed by the holder(s) of such Surrendered Company Warrants, surrendering for cancellation such Surrendered Company at the Effective Time, along with any other executed documents required to surrender such Surrendered Company Warrants to the Company as reasonably requested by the Purchaser.

ARTICLE 8
GENERAL

8.1	Privacy Laws

(a)

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”). Neither Party shall disclose Transaction Personal Information to any person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement.

(b)

If the Arrangement is consummated, neither Party shall, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information:

(i)	for purposes other than those for which such Transaction Personal Information was collected prior to the Effective Date; and

(ii)	which does not relate directly to the carrying on the business of such Party or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

Each Party shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Each Party shall cause its advisors to observe the terms of this Section and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, each Party shall promptly deliver to other Party all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

8.2	Notices

Any notice, direction or other communication given pursuant to this Agreement must be in writing, sent by hand delivery, courier or email and is deemed to be given and received: (i) on the date of delivery by hand or courier if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in the place of receipt), and otherwise on the next Business Day; or (ii) if sent by email on the date of transmission if it is a Business Day and transmission was made prior to 5:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day, in each case to the Parties at the following addresses (or such other address for a Party as specified by like notice):

(a)	if to the Purchaser as follows:

JONES SODA CO.
66 S Hanford St #150
Seattle, WA 98134

Attention:         Mark Murray
E-mail:                  mmurray@jonessoda.com

with a copy (which will not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
1901 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067-6017

Attention:         Andrew Bond
E-mail:                  ABond@sheppardmullin.com

(b)	if to the Company:

Pinestar Gold Inc.

1049 Chilco Street, Suite 405

Vancouver, British Columbia

V6G 2R7

Attention:         Michael Lerner
E-mail:                  mlerner10@gmail.com

with a copy (which will not constitute notice) to:

Garfinkle Biderman LLP

Dynamic Funds Tower, Suite 801

1 Adelaide Street East

Toronto, Ontario M5C 2V9

Attention: Grant Duthie

Email: gduthie@garfinkle.com

Attention:         Grant Duthie
E-mail:                  gduthie@garfinkle.com

8.3	Assignment

(a)

The Company agrees that the Purchaser may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a wholly-owned direct or indirect subsidiary of the Purchaser, provided that the Purchaser shall continue to be liable jointly and severally with such subsidiary for all obligations hereunder.

(b)

Other than permitted pursuant to Section 8.3(a), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party.

8.4	Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.

8.5	Third Party Beneficiaries

(a)	Except as provided in Section 4.9(a), which, without limiting its terms, is intended as stipulations for the benefit of the Indemnified Parties, the Parties intend that:

(i)	this Agreement will not benefit or create any right or cause of action in favour of any person, other than the Parties; and

(ii)	no person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(b)

Despite the foregoing, the Parties acknowledge to each of the Indemnified Parties their direct rights against the applicable Party under Section 4.9(a), which are intended for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf.

(c)

The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any person who is not a Party, without notice to or consent of that Person, including any Indemnified Party.

8.6	Time of Essence

Time is of the essence of this Agreement.

8.7	Public Announcements

(a)

No Party shall issue any press release or otherwise make written public statements with respect to the Arrangement or this Agreement without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make disclosure in accordance with applicable Laws and, if such disclosure is required and the other Party has not reviewed or commented on the disclosure, the Party making such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and, if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

(b)

No Party shall make any filing with any Governmental Authority with respect to the Arrangement or the transactions contemplated hereby without prior consultation with the other Parties, provided, however, that:

(i)	the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws; and

(ii)	the Party making the disclosure shall use commercially reasonable efforts to:

(A)	give prior oral or written notice to the other Party; and

(B)	reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing),

and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing.

(c)	The Parties acknowledge that this Agreement may be filed under such Party’s profile on SEDAR (and in the case of the Purchaser, on EDGAR) without any further notice to any of them.

8.8	Governing Law; Attornment

(a)	This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

(b)	Each of the Parties hereby:

(i)

irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement or the Arrangement; and

(ii)	waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

8.9	Entire Agreement

(a)	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter thereof.

(b)

There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement.

8.10	Amendment

This Agreement and the Plan of Arrangement, may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by written agreement of the Parties without, subject to applicable Laws, further notice to or authorization on the part of the Company Shareholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

(c)	waive compliance with or modify any of the:

(i)	conditions precedent referred to in Article 7; or

(ii)	any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties,

provided, however, that no such amendment may reduce or materially affect the consideration to be received by the Company Shareholders under the Arrangement without their approval at the Company Meeting or, following the Company Meeting, without their approval given in the same manner as required by applicable Laws for the approval of the Arrangement as may be required by the Court.

8.11	Waiver and Modifications

(a)	Any Party may:

(i)	waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto;

(ii)	extend the time for the performance of any of the obligations or acts of the other Parties;

(iii)	waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto; or

(iv)	waive the fulfillment of any condition to its own obligations contained herein.

(b)	No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless:

(i)	made in writing; and

(ii)	signed by the Party or Parties purporting to give the same,

and, unless otherwise provided, will be limited to the specific breach or condition waived.

(c)	The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.

(d)

No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled.

(e)

No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

8.12	Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any material manner or would prevent or significantly impede or materially delay the completion of the Arrangement.

8.13	Mutual Interest

Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the Parties, all Parties confirm that:

(a)	they and their respective counsel have reviewed and negotiated this Agreement;

(b)	the Parties have adopted this Agreement as the joint agreement and understanding of the Parties;

(c)	the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent;

(d)

the Parties waive the application of any Laws or rules of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document; and

(e)

no rule of construction providing that a provision is to be interpreted in favour of the person who contracted the obligation and against the person who stipulated it will be applied against any Party.

8.14	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Effective Date:

(a)	reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement; and

(b)	if the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

8.15	Injunctive Relief

Subject to Section 5.2(d), the Parties agree that irreparable harm would occur if any of the provisions of this Agreement:

(a)	are not performed in accordance with their specific terms; or

(b)	are otherwise breached,

for which money damages would not be an adequate remedy at law and accordingly agree that, in addition to any other remedy to which a Party may be entitled at law or in equity, a Party will be entitled to seek an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and the Parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

8.16	No Personal Liability

(a)

No director, officer or employee of the Purchaser will have any personal liability to the Company under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Purchaser.

(b)

No director, officer or employee of the Company will have any personal liability to the Purchaser under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Company.

8.17	Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

[Remainder of page has been left intentionally blank]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JONES SODA CO.
By:	/s/ Mark Murray
Name: Mark Murray Title: President and Chief Executive Officer

PINESTAR GOLD INC.
By:	/s/ Michael Lerner
Name: Michael Title: CEO, CFO, & Director

SCHEDULE A

PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)
ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1    Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

“affiliate” shall have the meaning ascribed thereto in the Securities Act (British Columbia);

“Arrangement” means the arrangement under the provisions of Section 288 of the BCBCA on the terms and subject to the conditions set out herein, subject to any amendments or variations thereto made in accordance therewith or made at the direction of the Court in the Final Order with the prior written consent of the Company, and the Purchaser, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated as of October 18, 2021 between the Company, and the Purchaser, as amended or supplemented prior to the Effective Date, which provides for, among other things, the Arrangement;

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered and, if thought fit, passed by the Company Shareholders, such resolution to be considered at the Company Meeting;

“BCBCA” means the Business Corporations Act (British Columbia);

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia;

“Company” means Pinestar Gold Inc.;

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

“Company Shareholder” means a holder of Company Shares;

“Company Shares” means the common shares without par value in the capital of the Company, as currently constituted;

“Company Existing Warrants” means the 16,800,000 warrants of the Company exercisable for 16,800,000 Pre-Consolidated Company Shares at an exercise price of $0.006 per share until March 31, 2024;

“Company Remaining Warrants” means collectively, any of warrants of the Company exercisable to acquire Company Shares, other than the Company Existing Warrants;

“Company Warrantholder” means a holder of Company Warrants;

“Company Warrants” means collectively, the Company Existing Warrants and Company Remaining Warrants;

“Consideration” means the consideration to be received by the Company Shareholders pursuant to this Plan of Arrangement for their Company Shares, consisting of one (1) Purchaser Share for each Consolidated Company Share;

“Consideration Shares” means the Purchaser Shares to be received by the Company Shareholders pursuant to this Plan of Arrangement;

“Consolidated Company Shares” means the Company Shares following giving effect to the Consolidation;

“Consolidation” means a consolidation of the Company Shares to occur prior to the Effective Time whereby 10.031 Pre-Consolidated Company Shares are consolidated for one (1) Consolidated Company Share resulting in 4,000,000 Consolidated Company Shares issued and outstanding following such consolidation, subject to rounding;

“Court” means the Supreme Court of British Columbia;

“Depositary” means any trust company, bank or financial institution agreed to in writing between the Purchaser and the Company for the purpose of, among other things, exchanging certificates representing Company Shares for the Consideration in connection with the Arrangement;

“Dissent Rights” shall have the meaning ascribed thereto in Section 4.1;

“Dissenting Shareholder” means a registered holder of Company Shares who has duly and validly exercised their Dissent Rights in strict compliance with the dissent procedures set out under Division 2 of Part 8 of the BCBCA, as modified by this Plan of Arrangement, the Interim Order and the Final Order and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

“DRS” shall have the meaning ascribed thereto in Section 3.2;

“Effective Date” means the date agreed to by the Company, and the Purchaser in writing as the effective date of the Arrangement after all of the conditions precedent to the completion of the Arrangement as set out in the Arrangement Agreement have been satisfied or waived, including that the Final Order has been granted by the Court;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

“Exchange Ratio” means one (1) Purchaser Share for each Consolidated Company Share;

“Final Order” means the order of the Court approving the Arrangement under Section 291 of the BCBCA, in form and substance acceptable to the Company, and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of each of the Company, and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment, modification, supplement or variation is acceptable to each of the Company, and the Purchaser, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

“final proscription date” shall have the meaning ascribed thereto Section 5.5;

“Former Company Shareholders” means the holders of Company Shares immediately prior to the Effective Time;

“Interim Order” means the interim order of the Court to be issued following the application therefor submitted to the Court as contemplated by the Arrangement Agreement, in form and substance acceptable to the Company, and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of each of the Company, and the Purchaser, each acting reasonably;

“Parties” means, the Company and the Purchaser and “Party” means any of them;

“Plan of Arrangement” means this plan of arrangement, as amended, modified or supplemented from time to time in accordance with the Arrangement Agreement or this Plan of Arrangement with the consent of the Company, and the Purchaser, each acting reasonably or at the direction of the Court in the Final Order;

“Pre-Consolidated Company Shares” means the Company Shares prior to giving effect to the Consolidation;

“Purchaser” means Jones Soda Co.;

“Purchaser Shares” means the shares of common stock in the capital of the Purchaser as currently constituted;

“Tax Act” means the Income Tax Act (Canada), as amended from time to time;

“Transmittal Letter” means the letter of transmittal sent to holders of Company Shares for use in connection with the Arrangement;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

“U.S. Securities Act” means the United States Securities Act of 1933; and

“U.S. Tax Code” means the United States Internal Revenue Code of 1986.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2    Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto. Unless the contrary intention appears, references in this Plan of Arrangement to an Article or Section, by number or letter or both refer to the Article or Section, respectively, bearing that designation in this Plan of Arrangement.

1.3    Number, Gender and persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4    Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5    Statutory References

Any reference in this Plan of Arrangement to a statute includes all rules and regulations made or promulgated thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6    Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of Canada.

1.7    Governing Law

This Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

1.8    Binding Effect

This Plan of Arrangement will become effective at the Effective Time and shall be binding upon the Purchaser, the Company, the Company Shareholders, and Company Warrantholders, at and after the Effective Time without any further act or formality required on the part of any persons, except as expressly provided herein.

ARTICLE 2
    ARRANGEMENT AGREEMENT

2.1    Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein. If there is any conflict or inconsistency between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement shall govern.

ARTICLE 3
    ARRANGEMENT

3.1    Arrangement

Prior to the Effective Time, the Company shall complete the Consolidation. At the Effective Time, the following shall occur and shall be deemed to occur sequentially in the following order without any further act or formality:

(a)

each Company Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to the Purchaser and the Purchaser shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 4 hereof, and: (i) the name of such holder shall be removed from the central securities register as a holder of Company Shares and such Company Shares shall be cancelled and cease to be outstanding; and (ii) such Dissenting Shareholders will cease to have any rights as Company Shareholders other than the right to be paid the fair value for their Company Shares by the Company;

(b)

each Company Share (other than a Company Share held by a Dissenting Shareholder or a Company Share held by the Purchaser or any subsidiary of the Purchaser) shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to the Purchaser and, in consideration therefor, the Purchaser shall pay the Consideration, through the issuance of Consideration Shares, for each Company Share, subject to Section 3.3 and Article 5 and: (i) the name of such holder shall be removed from the central securities register as a holder of Company Shares and such Company Shares shall be cancelled and cease to be outstanding; and (ii) such Company Shareholders will cease to have any rights as Company Shareholders other than the right to receive the Consideration Shares that such Company Shareholders are entitled to receive in accordance with this Section 3.1;

(c)

each Company Existing Warrant outstanding immediately prior to the Effective Time shall be adjusted in accordance with the terms of the applicable warrant indenture, agreement or warrant certificate based on the Exchange Ratio; and

(d)

each Company Remaining Warrant outstanding immediately prior to the Effective Time shall be exchanged for a warrant (each a “Replacement Warrant”) to acquire from the Purchaser, other than as provided herein, (i) the number of Purchaser Shares equal to the product of: (A) the number of Company Shares subject to such Company Remaining Warrant immediately prior to the Effective Time; multiplied by (B) the Exchange Ratio, provided that, if the foregoing would result in the issuance of a fraction of a Purchaser Share on any particular exercise of Replacement Warrants, then the number of Purchaser Shares otherwise issued shall be rounded down to the nearest whole number of Purchaser Shares; and (ii) the exercise price per Purchaser Share subject to a Replacement Warrant shall be an amount equal to the quotient of: (A) the exercise price per Company Share subject to each such Company Warrant immediately before the Effective Time; divided by (B) the Exchange Ratio, provided that the aggregate exercise price payable on any particular exercise of Replacement Warrants shall be rounded up to the nearest whole cent and any document previously evidencing Company Remaining Warrants will thereafter evidence and be deemed to evidence the Replacement Warrant exchanged therefor and no certificates evidencing the Replacement Warrants will be issued.

3.2    Effective Time Procedures

Following the receipt of the Final Order and prior to the Effective Date, the Purchaser shall deliver or arrange to be delivered to the Depositary certificates or direct registration (“DRS”) advice-statements representing the Consideration Shares required to be issued to Former Company Shareholders in accordance with the provisions of Section 3.1, which certificates or DRS advice-statements shall be held by the Depositary as agent and nominee for such Former Company Shareholders for distribution to such Former Company Shareholders in accordance with the provisions of Article 5.

Subject to the provisions of Article 5, and upon return of a properly completed Transmittal Letter by a registered Former Company Shareholder together with certificates representing Company Shares and such other documents as the Depositary may require, Former Company Shareholders shall be entitled to receive delivery of certificates or DRS advice-statements representing the Consideration Shares to which they are entitled pursuant to Section 3.1.

3.3    Consideration Shares

(a)

No fractional Consideration Shares shall be issued to Former Company Shareholders. The number of Consideration Shares to be issued to Former Company Shareholders shall be rounded down to the nearest whole Consideration Share in the event that a Former Company Shareholder is entitled to a fractional share representing less than a whole Consideration Share; and

(b)	All Consideration Shares issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares.

3.4    Adjustment to Consideration

The Consideration issuable pursuant to Section 3.1(b) will be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any stock dividend of securities convertible into Purchaser Shares), consolidation, reorganization or recapitalization with respect to the Purchaser Shares, if the Purchaser Shares shall have been changed into a different number of shares or a different class upon such action, effected in accordance with the terms of the Arrangement Agreement occurring after the date of the Arrangement Agreement and prior to the Effective Time, such that Company Shareholders shall receive the same economic benefit as contemplated by this Plan of Arrangement prior to such action.

ARTICLE 4
    DISSENT RIGHTS

4.1    Dissent Rights

Registered Company Shareholders (other than the Purchaser and its affiliates) may exercise dissent rights with respect to Company Shares held by such Dissenting Shareholders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 4.1; provided that the written notice setting forth the objection of such registered Company Shareholder to the Arrangement Resolution must be received by the Company at its registered office not later than 5:00 p.m. (Vancouver time) on the day that is two Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Shareholder who duly exercises its Dissent Rights in accordance with this Section 4.1, shall be deemed to have transferred all Company Shares held by such Dissenting Shareholder and in respect of which Dissent Rights have been validly exercised, to the Purchaser, free and clear of all Liens, as provided in Section 3.1(a) and if such Dissenting Shareholder:

(a)

is ultimately entitled to be paid fair value for its Company Shares, such Dissenting Shareholder: (i) shall be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(a)); (ii) will be entitled to be paid the fair value of such Company Shares by the Purchaser, which fair value, notwithstanding anything to the contrary contained in section 245 of the BCBCA, shall be determined as of the close of business on the Business Day immediately preceding the date on which the Arrangement Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement if such Dissenting Shareholder had not exercised its Dissent Rights in respect of such Company Shares; or

(b)

ultimately is not entitled, for any reason, to be paid fair value for such Company Shares, such Dissenting Shareholder shall be deemed to have participated in the Arrangement on the same basis as a non‐dissenting holder of Company Shares and shall be entitled to receive only the Consideration contemplated by Section 3.1(b) that such Dissenting Shareholder would have received pursuant to the Arrangement if such Dissenting Shareholder had not exercised its Dissent Rights.

4.2    Recognition of Dissenting Holders

(a)

In no circumstances shall the Purchaser, the Company or any other person be required to recognize a person exercising Dissent Rights unless such person is the registered holder of the Company Shares in respect of which such Dissent Rights are purported to be exercised.

(b)

For greater certainty, in no case shall the Purchaser, the Company or any other person be required to recognize any Dissenting Holder as a holder of Company Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 3.1(a), and the name of such Dissenting Holder shall be removed from the register of Company Shareholders as to those Company Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 3.1(a) occurs. In addition to any other restrictions under Division 2 of Part 8 of the BCBCA, none of the following persons shall be entitled to exercise Dissent Rights: (i) any holder of a Company Warrant; (iii) any Company Shareholder who votes or has instructed a proxyholder to vote such Company Shareholder’s Company Shares in favour of the Arrangement Resolution (but only in respect of such Company Shares); and (iii) any holder of any other securities of the Company exercisable for Company Shares.

ARTICLE 5
    DELIVERY OF CONSIDERATION SHARES

5.1    Delivery of Purchaser Shares

Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Company Shares that were exchanged for Consideration Shares in accordance with Section 3.1, together with a duly completed Transmittal Letter and such other documents and instruments as would have been required to effect the transfer of the Company Shares formerly represented by such certificate under the BCBCA and the constating documents of the Company and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate or DRS advice-statement representing the Consideration Shares that such holder is entitled to receive in accordance with Section 3.1.

After the Effective Time and until surrendered for cancellation as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented one or more Company Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate or DRS advice-statement representing Consideration Shares that the holder of such certificate is entitled to receive in accordance with Section 3.1.

5.2    Lost Certificates

In the event any certificate that immediately prior to the Effective Time represented one or more outstanding Company Shares that were exchanged in accordance with Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing Consideration Shares that such holder is entitled to receive in accordance with Section 3.1. When authorizing such delivery of a certificate representing Consideration Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Consideration Shares is to be delivered shall, as a condition precedent to the delivery of such Consideration Shares, give a bond satisfactory to the Purchaser, and the Depositary in such amount as the Purchaser, and the Depositary may direct, or otherwise indemnify the Purchaser, and the Depositary in a manner satisfactory to the Purchaser, and the Depositary, against any claim that may be made against the Purchaser, or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the constating documents of the Company.

5.3    Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Company Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable law and to Section 5.4, at the time of such compliance, there shall, in addition to the delivery of a certificate representing Consideration Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Consideration Shares.

5.4    Withholding Rights

The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold, from any amounts payable or otherwise deliverable to any person under this Plan of Arrangement and from all dividends or other distributions otherwise payable to any former Company Shareholders, such amounts as the Purchaser, the Company or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the U.S. Tax Code or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. Without limiting the foregoing, any statutorily required withholding obligation with regard to any Company Shareholders, or any other person pursuant to this Plan of Arrangement may be satisfied by selling on such person's behalf a portion of the Consideration Shares to be delivered. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to such person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. The Purchaser, the Company and the Depositary are hereby authorized to sell or otherwise dispose of such portion of any share or other security otherwise issuable to such person as is necessary to provide sufficient funds to the Purchaser, the Company or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Purchaser, the Company and the Depositary shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority. Notwithstanding the foregoing, Purchaser, and the Company, as applicable, shall not withhold shares where such person to whom such shares would otherwise be delivered has made arrangements to satisfy any withholding taxes, in advance, to the satisfaction of Purchaser, and the Company, as applicable

5.5    Limitation and Proscription

To the extent that a Former Company Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date that is six years after the Effective Date (the “final proscription date”), then the Consideration Shares that such Former Company Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates or DRS advice-statements representing such Consideration Shares shall be delivered to the Purchaser by the Depositary and the share certificates shall be cancelled by the Purchaser, and the interest of the Former Company Shareholder in such Consideration Shares shall be terminated as of such final proscription date.

ARTICLE 6
    AMENDMENTS

6.1    Amendments to Plan of Arrangement

The Purchaser, and the Company reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by the Purchaser, and the Company, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to holders or former holders of Company Shares if and as required by the Court.

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting provided that the Purchaser, shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting shall be effective only if: (i) it is consented to in writing by each of the Purchaser, and the Company; and (ii) if required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.

ARTICLE 7
    FURTHER ASSURANCES

7.1    Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Purchaser, and the Company will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

ARTICLE 8
    U.S. SECURITIES LAW MATTERS

8.1    U.S. Securities Law Matters

Notwithstanding any provision herein to the contrary, this Plan of Arrangement will be carried out with the intention that all Consideration Shares to be issued to Company Shareholders in exchange for their Company Shares pursuant to this Plan of Arrangement, as applicable, will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

SCHEDULE B
;ARRANGEMENT RESOLUTION

RESOLUTION OF THE SHAREHOLDERS
OF PINESTAR GOLD INC.
(THE “COMPANY”)

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

A.    The arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving the Company and its shareholders, all as more particularly described and set forth in the Management Information Circular of the Company dated <@>, 2021 (the “Circular”), is hereby authorized, approved and adopted.

B.    The plan of arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Plan of Arrangement”) involving the Company and its shareholders and implementing the Arrangement, the full text of which is attached as Appendix <@> to the Circular is hereby authorized, approved and adopted.

C.    The Arrangement Agreement (as it may be amended from time to time in accordance with its terms, the “Arrangement Agreement”) dated as of October 18, 2021 between the Company and Jones Soda Co. and all the transaction contemplated therein, the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder are hereby confirmed, ratified, authorized and approved.

D.    The Company be and is hereby authorized to apply for a final order from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

E.    Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by the shareholders of the Company, or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered without further approval of any shareholders of the Company:

(b)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or Plan of Arrangement; and

(c)	subject to the terms and conditions of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

A.    Any officer or director of the Company is hereby authorized for and on behalf of the Company to execute and deliver for filing with the Registrar under the BCBCA any and all documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and such other documents.

B.    Any one director or officer of the Company is hereby authorized, empowered and instructed, acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.